UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

ZIONS BANCORPORATION,
NATIONAL ASSOCIATION

 (Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required
☐    Fee paid previously with preliminary materials

March 19, 2026

Dear Fellow Shareholders:
You are cordially invited to participate in the Annual Meeting of Shareholders of Zions Bancorporation, N.A. to be held on Friday, May 1, 2026, at 1 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.
We are furnishing our proxy materials to you via the internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about March 20, 2026, we will send a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders participate in or be represented at the meeting. Whether or not you plan to participate in the meeting, please promptly submit your proxy by following the instructions found on the Notice. The prompt submission of proxies will save the Bank the expense of further requests, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts and the public are welcome to listen to the annual meeting via a live webcast accessible at zionsbancorporation.com.
My CEO letter summarizing our financial results and strategy may also be found in our Year in Review on our website. Thank you for your continued investment.

Sincerely,
Harris H. Simmons
Chairman and Chief Executive Officer

Quick Information

The following charts provide a summary of Zions Bancorporation's 2026 Annual Meeting of Shareholders and our corporate governance and executive compensation practices. Please read the entire Proxy Statement for detailed information prior to voting.

ANNUAL MEETING SUMMARY DETAILS
Date and Time:     Friday, May 1, 2026
1 p.m., Mountain Daylight Time
Location:     Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

A live webcast of the 2026 Annual Meeting of Shareholders will be available on our website at zionsbancorporation.com.

Record Date:     March 2, 2026

PROPOSALS REQUIRING YOUR VOTE
Proposal	Voting Options	Board Recommendation	More Information
PROPOSAL 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director nominee	FOR each Nominee	Page 4
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST, or ABSTAIN	FOR	Page 21
PROPOSAL 3 Advisory Vote on Executive Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 25
PROPOSAL 4 Shareholder Proposal Regarding "Report on Risks from Misalignment Between Company Policies and Customer Base”	FOR, AGAINST, or ABSTAIN	AGAINST	Page 61

i

VOTING INSTRUCTIONS
Common shareholders as of the Record Date are entitled to vote by using one of the following methods:
Prior to the Meeting
•Internet – Visit proxyvote.com and enter your 16-digit control number, which appears on your proxy card, email notice, or Notice of Internet Availability of Proxy Materials.
•Mail – If you requested printed copies of the proxy materials, fill out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
•Mobile Device (tablet or smartphone) – Scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).
•Telephone – Call 1-800-690-6903 and follow the recorded instructions. You will need to enter your 16-digit control number, which appears on your proxy card.
During the Meeting
•Ballots may be submitted in person during the meeting.

GOVERNANCE AND COMPENSATION SUMMARY

Board Composition, Leadership, and Operations
Current Number of Directors	11
Director Independence	82%
Standing Board Committee Membership Independence (excluding Executive Committee)	100%
Independent Lead Director	Yes
Voting Standard	Majority, with plurality carve-out for contested elections
Frequency of Director Elections	Annual
Resignation Policy	Yes
Classified Board	No
Mandatory Retirement Age	Yes (Annual meeting following 75th birthday)
Mandatory Retirement Tenure	No
Average Director Age	66
Average Director Tenure	12.5 years
Gender Diversity on the Board	36%
Racial/Ethnic Diversity on the Board	36%
Total Diversity on the Board	45%
Directors Attending at Least 75% of Meetings	All
Directors Overboarded per ISS or Glass Lewis Voting Guidelines	None
Annual Board and Committee Self-Evaluation Process	Yes
Independent Directors Meet Without Management Present	Yes
Robust Responsibilities Assigned to the Independent Lead Director	Yes
Number of Board Meetings Held in 2025	7 meetings

Total Number of Board and Committee Meetings Held in 2025	32
Board Oversight of Bank Strategy and Risks	Yes
Shareholder Rights
One Share, One Vote Policy	Yes
Dual-Class Common Stock	No
Cumulative Voting	No
Vote Standard for Charter/Bylaw Amendment	80% (Charter–certain provisions)/ Majority (Bylaw)
Shareholder Right to Call Special Meeting	Yes (by shareholders owning not less than 51% of the votes entitled to be cast on the issue proposed at the meeting)
Shareholder Right to Act by Written Consent	Yes
Board Authorized to Issue Blank-Check Preferred Stock	Yes; however, our capital plan, which may include preferred stock issuances, is regularly submitted to the OCC for review
Poison Pill	No
Proxy Access Bylaw	Yes
Other Governance Practices
Robust Stock Ownership Guidelines	Yes
Anti-Hedging and Anti-Pledging Policies	Hedging prohibited; pledging restricted
Hedging Agreements by Directors/Executive Officers	None; hedging prohibited
Shares Pledged by Directors and Executive Officers	See page 66 for details
Material Related Party Transactions with Directors	No
Director Onboarding and Ongoing Education Program	Yes
Independent Auditor	Ernst & Young LLP
Sustainability and Social Practices
Board Oversight of Sustainability and Climate-Related Matters	Yes
Board Oversight of Social and Governance Matters	Yes
Board Oversight of Corporate Culture	Yes
Management-Level Responsibility for Sustainability and Social Strategies	Yes
Codes of Conduct for Directors, Employees, and Suppliers	Yes, posted at zionsbancorporation.com
Annual Corporate Responsibility Report	Yes, posted at zionsbancorporation.com
Disclosures Aligned with SASB	Yes, posted at zionsbancorporation.com
Disclosures Aligned with TCFD	Yes, posted at zionsbancorporation.com
Disclosure of Workforce Demographics	Yes, in Corporate Responsibility Report

Political Contributions	None. Zions does not use corporate funds for election-related contributions to political candidates, candidate campaign committees, political parties or super PACs.
Compensation Practices
CEO Pay Ratio	64:1
Clawback and Recoupment Policies	Yes, posted at zionsbancorporation.com
Incentive Plans that Encourage Excessive Risk-Taking	No
Employment Agreements for Executive Officers	No
Repricing of Underwater Options	No
Excessive Perks	No
Pay-for-Performance	Yes
Frequency of Say-on-Pay Advisory Vote	Annual
Double-Trigger Change-in-Control Provisions	Yes

v

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

Notice of the 2026 Annual Meeting of Shareholders
To the shareholders of Zions Bancorporation, N.A.:
The 2026 Annual Meeting of Shareholders of Zions Bancorporation, N.A. will be held:
Date:    May 1, 2026
Time:    1 p.m., Mountain Daylight Time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133
Purpose of the 2026 Annual Meeting of Shareholders:
1.To elect 11 director nominees for a one-year term (Proposal 1);
2.To ratify the appointment of our independent registered public accounting firm for our fiscal year ending Dec. 31, 2026 (Proposal 2);
3.To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended Dec. 31, 2025 (Proposal 3); and
4.To consider a shareholder proposal regarding "Report on Risks from Misalignment Between Company Policies and Customer Base."

Record Date: Only shareholders of record on March 2, 2026, are entitled to notice of, and to vote at, the 2026 Annual Meeting of Shareholders.
Admission to the Meeting: Space at the location of the 2026 Annual Meeting of Shareholders is limited, and admission will be on a first-come, first-served basis. Before admission to the 2026 Annual Meeting of Shareholders, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the 2026 Annual Meeting of Shareholders.
By order of the Board of Directors
Rena A. Miller
Corporate Secretary
Salt Lake City, Utah
March 19, 2026

One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

Solicitation and Voting Information
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation, N.A. (referred to as “Zions,” “we,” “our,” “us,” or the “Bank”) for use at the 2026 Annual Meeting of Shareholders, to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, in Salt Lake City, Utah, on Friday, May 1, 2026, at 1 p.m., Mountain Daylight Time.
In accordance with rules and regulations of the Securities and Exchange Commission, or SEC, we have elected to provide our shareholders with access to our proxy materials via the internet rather than in paper form. Accordingly, on or about March 20, 2026, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the materials, to our shareholders of record as of March 2, 2026, the record date for the 2026 Annual Meeting of Shareholders.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:
➢    FOR the election of the 11 director nominees to a one-year term of office (Proposal 1);
➢    FOR ratification of the appointment of our independent registered public accounting firm for 2026, (Proposal 2);
➢    FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended Dec. 31, 2025, (Proposal 3); and
➢    AGAINST a shareholder proposal regarding "Report on Risks from Misalignment Between Company Policies and Customer Base" (Proposal 4).
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the 2026 Annual Meeting of Shareholders by giving written notice to our Corporate Secretary, or by submitting a later-dated proxy through the mail, internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting via the internet during the 2026 Annual Meeting of Shareholders.
The only shares that may be voted at the 2026 Annual Meeting of Shareholders are the 147,069,036 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.
Quorum. A quorum of our shares, which is a majority of the shares entitled to vote on the record date, must be present or represented by proxy before any action can be taken at the annual meeting. Further, in order for any shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the annual meeting by a shareholder proponent.
Voting standard. On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. The same majority vote standard also applies in the uncontested election of directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him or her for as many persons as there are directorships to be voted on. Each nominee in an uncontested election will be elected as director for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be required by our corporate governance guidelines to promptly tender his or her resignation following certification of the vote. The Board, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. The Board must take action within 90 days following certification of the vote, unless the action would cause the Bank to fail to comply with any listing or legal requirement, in which event the Board will take action as promptly as is practicable while continuing to meet such requirements. The Board must publicly disclose whether they accepted or rejected the nominee's resignation and the reasons for the decision. At a contested election, the directors will be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee).
Voting by your broker. Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers who have not received voting instructions from their customers 10 days prior to the annual meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Bank, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “nondiscretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Bank’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares on Proposal 1 (the Election of Directors), on Proposal 3 (the Advisory Vote on Executive Compensation), or on Proposal 4 (the shareholder proposal) unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended Dec. 31, 2025, are available at zionsbancorporation.com.
The Bank will provide without charge to each shareholder, on written request, a copy of the Bank's Annual Report on Form 10-K for its fiscal year ended Dec. 31, 2025, including the financial statements and schedules thereto, as filed with the SEC. Written requests for such information should be directed to the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Bank if you hold registered shares. Such a notification to the Bank may be made by written request sent to Zions Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling 888-416-5176. Additionally, we will deliver promptly to any affected shareholder, upon his or her written or oral request made to the address or phone number in the preceding sentence, an additional copy of the Notice.

Proposal 1: Nomination and Election of Directors
The 11 persons listed below are nominated for election as directors for a one-year term. The names, ages, and biographical information for each nominee to our Board immediately follow this proposal. If and when elected, the nominees will constitute our entire elected Board until their successors are elected and qualified. See page 16 of this Proxy Statement for a listing of the Board committee membership of each nominee.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the 11 nominees for director listed below.
We will vote the proxies that we receive “FOR” the election of the nominees for director unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

DIRECTOR NOMINEES

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Maria Contreras-Sweet Age 70 Director since 2021
Since 2017, Ms. Contreras-Sweet has been managing member of both Contreras Sweet Companies, a marketing and research solutions company, and Rockway Equity Partners, a private equity firm. She served as the 24th Administrator of the U.S. Small Business Administration and as a member of former President Barack Obama’s Cabinet from April 7, 2014 to Jan. 20, 2017. Previously, Ms. Contreras-Sweet was the founding executive chairwoman of ProAmerica Bank. She is a member of the boards of directors of publicly traded companies TriNet Group, Inc., serving as chairperson of their risk committee and as a member of their nomination and governance committee; and Regional Management Corporation, where she serves as chairperson of the nomination and governance committee and as a member of the compensation committee. She chairs the Los Angeles World Affairs Council and also serves on the board of the Bipartisan Policy Center.
Ms. Contreras-Sweet possesses extensive knowledge of and executive experience in both the public and private sectors. Her strong understanding of banking, regulation and the financial services marketplace; extensive experience with small- and medium-sized businesses; and her knowledge of marketing to our market segments bring a valuable perspective to the Board.

Gary L. Crittenden Age 72 Director since 2016
Mr. Crittenden is a private investor and has been a nonemployee executive director of HGGC, LLC, a California-based middle market private equity firm, since January 2017. From 2009 to January 2017, he served in various capacities at HGGC, including managing director, chairman and CEO. He is a member of the boards of directors of Primerica, where he is the lead director, chair of the audit committee and a member of the compensation committee; and Extra Space Storage Inc., where he also chairs the audit committee and is a member of the compensation committee. He previously served as chairman of Citi Holdings and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement, following a consulting career at Bain & Company.
Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management, and regulatory relations.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Suren K. Gupta Age 65 Director Since 2015
Mr. Gupta currently serves as a senior advisor to the senior leadership team at Allstate. He previously served as president of Allstate Protection Products and Enterprise Services, where he led six different protection business units, including device and appliance protection, identity protection, extended vehicle protection, voluntary benefits, and roadside protection services. He also led global sourcing and procurement services, real estate and other administrative services. Mr. Gupta has also served as president of Allstate Enterprise Solutions, where he was responsible for leading a global technology organization, global operations and Allstate corporate venture capital. Before joining Allstate, Mr. Gupta was executive vice president and group chief information officer for consumer lending at Wells Fargo Bank.
Mr. Gupta’s deep experience in technology, operations, procurement, risk management and business strategy adds depth to our Board’s knowledge about data, technology, and cybersecurity, areas of evolving and increasing risk to the financial services industry. In addition to his roles at Allstate and Wells Fargo, he has held senior technology, operations, sales, marketing and strategic development roles at Airclic, Inc., GMAC, INTELSAT, Thomson Corporation, and American Airlines.

Claire A. Huang Age 63 Director Since 2020
Ms. Huang is the former chief marketing officer of JPMorgan Chase and Co. Previously, she held global head of marketing positions at Bank of America Merrill Lynch in Boston and Hong Kong. She was also head of Fidelity Investments’ marketing and strategy groups. Her financial services experience began at American Express. Earlier in her career, she developed her credentials as a turnaround and growth expert in consumer products companies, beginning at Procter and Gamble.
Ms. Huang contributes her expertise in marketing, digital, brand building and strategic planning.

Vivian S. Lee Age 59 Director since 2015
Dr. Lee is an executive fellow at Harvard Business School, where she has served since December 2022. She is also a senior lecturer at Harvard Medical School and author of The Long Fix: Solving America’s Health Care Crisis with Strategies that Work for Everyone. From 2018 to 2022, she served as president of Health Platforms at Verily Life Sciences (Alphabet), where she led the founding and growth of several successful health technology companies. Prior to that, she served for six years as the senior vice president of health sciences at the University of Utah, dean of the university’s school of medicine, and CEO of University of Utah Health Care. From 2014 until 2015, Dr. Lee also served on the board of directors of Zions First National Bank.
Dr. Lee brings a wealth of experience from health care and technology. In Utah, as a CEO of a $3.5 billion health system, she focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving healthcare industry. As a health technology executive at Verily, she built consumer-facing digital technologies, data and analytics platforms, and employee health, including COVID-19 response and management.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Scott J. McLean Age 69 Director since 2018
Mr. McLean is president and chief operating officer, or COO, of Zions Bancorporation, N.A.
With over 40 years of banking experience, Mr. McLean has served in leadership positions for the Zions organization since 2002, including as CEO of its Amegy Bank affiliate prior to assuming his current position in 2014. Mr. McLean is active in the community, serving as a trustee emeritus and former chairman of the United Way of Greater Houston, a former trustee of Southern Methodist University and Memorial Hermann Health System, and former director of CenterPoint Energy.

Edward F. Murphy Age 73 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise-wide operational risk management. He is also a former executive vice president of JPMorgan Chase & Co.
Mr. Murphy is a certified public accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JPMorgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Stephen D. Quinn Age 70 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. He is a director of Group 1 Automotive, Inc., where he serves on the nominating and governance, finance, risk management, compensation and audit committees. He also serves on the board of the National Ability Center in Park City, Utah. He was a director of American Express Bank Ltd. prior to its sale in 2009.
Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations.

Harris H. Simmons Age 71 Director since 1989
Mr. Simmons is chairman and chief executive officer, or CEO, of Zions Bancorporation, N.A. He is a director of O.C. Tanner Company and National Life Group.
Mr. Simmons’ more than 40 years of experience in banking and leadership of the Bank is invaluable to the Board. During his tenure as our president and then chairman and CEO, the Bank has grown from $3 billion in assets to its present nearly $90 billion in assets. He is past chairman of the American Bankers Association.

Aaron B. Skonnard Age 53 Director since 2019
Mr. Skonnard is a co-founder and former CEO of Pluralsight, Inc., an enterprise software-as-a-service company focused on teaching technology skills through its leading technology-skills development platform, in use by 70% of Fortune 500 companies.
Mr. Skonnard is a founder and board member of the Silicon Slopes organization, a nonprofit designed to empower Utah’s startup and tech community. His contributions to the Board include his expertise in technology, understanding of issues and trends in information security, as well as his valuable perspective as an entrepreneur, chief executive officer of a publicly traded company, and philanthropist.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Barbara A. Yastine Age 66 Director since 2017
Ms. Yastine is the former chair and CEO of Ally Bank, a digital banking leader, serving in various capacities from May 2010 to June 2015. She has more than 30 years of management experience in financial services. She is an active investor in private companies. In addition to Zions, she is a director of Primerica, Inc., where she is the chair of the compensation committee and a member of the audit committee; AXIS Capital Holdings Ltd., serving as a member of the finance committee and audit committee; and Alkami Technology, where she is a member of the audit committee.
Ms. Yastine's broad industry experience spans consumer and commercial banking, investment banking and capital markets, and asset and wealth management. Prior to her tenure at Ally Bank, she served in various executive roles at Citigroup and Credit Suisse First Boston for more than 17 years. In addition to industry knowledge, Ms. Yastine contributes her expertise in general management, digital and branding strategies, finance, strategic planning, compliance, and bank regulatory matters.

DIRECTOR QUALIFICATIONS
The following chart highlights relevant skills and experiences of our director nominees.

Area of Expertise	Business Rationale for Expertise	Contreras-Sweet	Crittenden	Gupta	Huang	Lee	McLean
C-Suite Leadership	Ensures that directors have experience executing strategy while balancing many competing priorities.	•	•	•	•	•	•
Cyber, Tech and/or Data	Provides understanding of issues and trends in information security and digital transformation.	•		•	•	•	•
Finance and Accounting	Provides strong oversight of the Bank's financial performance, controls and reporting.		•				•
Financial Services	Provides expertise in our industry.	•	•	•	•		•
Operations	Provides experience in operational risk management and internal control processes.	•		•			•
Regulatory/Compliance	Ensures that the Board meets the oversight requirements of our highly regulated industry.	•	•			•	•
Risk Management	Provides oversight of credit and other systemic industry risks.	•	•	•		•	•
Sales and Marketing	Critical to the implementation of the Bank's strategic plan and brand building.	•		•	•		•
Strategic Planning	Essential to determine the direction and drive the growth of the Bank.	•	•	•	•	•	•

Area of Expertise	Business Rationale for Expertise	Murphy	Quinn	Simmons	Skonnard	Yastine
C-Suite Leadership	Ensures that directors have experience executing strategy while balancing many competing priorities.	•		•	•	•
Cyber, Tech and/or Data	Provides understanding of issues and trends in information security and digital transformation.				•	•
Finance and Accounting	Provides strong oversight of the Bank's financial performance, controls and reporting.	•	•	•		•
Financial Services	Provides expertise in our industry.	•	•	•		•
Operations	Provides experience in operational risk management and internal control processes.	•		•	•	•
Regulatory/Compliance	Ensures that the Board meets the oversight requirements of our highly regulated industry.	•	•	•		•
Risk Management	Provides oversight of credit and other systemic industry risks.	•	•	•		•
Sales and Marketing	Critical to the implementation of the Bank's strategic plan and brand building.		•		•
Strategic Planning	Essential to determine the direction and drive the growth of the Bank.	•	•	•	•	•

BOARD MEETINGS AND ATTENDANCE
During 2025, our full Board held seven meetings. The independent directors met in confidential “executive sessions” three times, with our independent lead director presiding at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also participated in, or stood for, election at last year’s virtual Annual Meeting of Shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the annual meeting, meetings of committees of which they serve as members, and our Annual Meeting of Shareholders.
The Board typically invites members of management, including our chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and chief audit executive to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.
DIRECTOR CONTINUING EDUCATION
The Board's Nominating and Corporate Governance Committee oversees director education and training, including recommending topics and tracking director participation. The Board regularly schedules educational presentations with management and third-party experts during its meetings to stay current on market, technology, cybersecurity, regulatory, and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.

Compensation of Directors
The Board establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.
Nonemployee members of the Board receive an annual retainer, which is paid quarterly. The following table shows the current compensation structure for nonemployee directors, adopted on April 26, 2024, and revised May 2, 2025. Directors who are full-time compensated employees of the Bank do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Element of Compensation	Position	Annual Amount Jan. 1- May 1, 2025	Annual Amount May 2- Dec. 31, 2025
Annual cash retainer	All nonemployee directors	$80,000	$90,000
	Lead Director	$35,000	$50,000
	Audit Committee
	Chair	$37,000	$37,000
	Member[1]	$22,000	$22,000
	Risk Oversight Committee
	Chair	$37,000	$37,000
	Member[1]	$22,000	$22,000
	Compensation Committee
	Chair	$20,000	$25,000
	Member[1]	$10,000	$10,000
	Nominating and Corporate Governance Committee
	Chair	$20,000	$25,000
	Member[1]	$10,000	$10,000
	Technology Advisory Group	$10,000	$10,000
Meeting fee		$—	$—
Restricted stock units[2]	All nonemployee directors	$120,000	$130,000
1.Excludes committee chair
2.The number of restricted stock shares or units is determined by dividing the grant value by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest whole share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares, based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name[1]	Fees Earned or Paid in Cash[2]	Stock Awards[3,4]	Option Awards[4]	Change in Pension Value and Deferred Compensation Earnings	All Other Compensation	Total
Maria Contreras-Sweet	$117,000	$129,995	—	—	—	$246,995
Gary L. Crittenden	129,500	129,995	—	—	—	259,495
Suren K. Gupta	117,000	129,995	—	—	—	246,995
Claire A. Huang	117,000	129,995	—	—	—	246,995
Vivian S. Lee	107,500	129,995	—	—	—	237,495
Edward F. Murphy	144,000	129,995	—	—	—	273,995
Stephen D. Quinn	174,167	129,995	—	—	—	304,162
Aaron B. Skonnard	115,000	129,995	—	—	—	244,995
Barbara A. Yastine	132,000	129,995	—	—	—	261,995
1.Harris H. Simmons, the Bank’s chairman and CEO, and Scott J. McLean, the Bank’s president and COO, are not included in this table because they are employees of the Bank and thus receive no compensation as directors. Their compensation as employees of the Bank is shown in the Summary Compensation table on page 46.
2.Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.
3.Grants of 2,789 shares of restricted stock were made to each director effective May 2, 2025, under the 2022 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $46.61 per share.
4.There were no directors’ stock option or unvested restricted stock awards outstanding as of Dec. 31, 2025.

Corporate Governance
We are committed to the highest standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, qualified, and independent board of directors. We regularly review and consider enhancements to our corporate governance guidelines and practices. See the "Governance and Compensation Summary" on page ii for a summary of our corporate governance practices.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:
•Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;
•Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, president and COO, CFO, and controller;
•Code of Business Conduct and Ethics for members of the Board;

•Related Party Transactions Policy, which prohibits certain transactions between the Bank and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification;
•Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares;
•Insider Trading Policy prohibiting trading of securities while in possession of material non-public information;
•Policies prohibiting hedging and restricting pledging of Bank stock by directors or executive officers (included in the Insider Trading Policy);
•Incentive Compensation Clawback Policy, which allows the Bank to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee; and
•Recoupment Policy, which allows the Bank to, among other actions, recoup certain incentive compensation from covered executive officers in the event the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under securities laws.

These guidelines and policies are available on our website at zionsbancorporation.com and can be accessed by clicking on "Investors" then “Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.

CORPORATE RESPONSIBILITY: SUSTAINABILITY AND SOCIAL PRACTICES
In addition to our corporate governance practices, the Bank continues actively to support and serve its clients and communities. The Bank published its latest annual Corporate Responsibility Report in 2025, which is available on our website at zionsbancorporation.com. The report provides our shareholders and other stakeholders with greater transparency about the Bank's commitment to these principles. It includes alignment with various Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD) disclosure standards and our workforce demographics (EEO-1) report. Our website includes other governance documents, including our Guiding Principles, Code of Business Conduct & Ethics, Code of Ethics for Directors, and Supplier Code of Conduct.
Our corporate responsibility reporting is reviewed by the full board of directors and overseen by the Nominating and Corporate Governance Committee. As specified in its charter, the committee is responsible for overseeing the Bank’s practices and reporting with respect to its environmental and social initiatives that are considered by management to be of significance to the Bank and its stakeholders.

BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that nine of our 11 Board nominees are “independent” as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s lead director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s standing committees, other than the Executive Committee, are independent. As noted elsewhere in this Proxy Statement, the members of management serving on the Board are Chairman and CEO Harris H. Simmons and President and COO Scott J. McLean.

Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Bank’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Bank or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Bank or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as: the relative magnitude of the relationship; the financial or other importance of the relationship to the director and the Bank and its subsidiaries; and whether the relationship was made in the ordinary course, on arms-length terms, for which substitute arrangements are readily available to the director and the Bank and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the chairman and CEO of the Bank, and Scott J. McLean, president and COO of the Bank. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Bank. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Bank, including over 30 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Bank’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure — which includes regular executive sessions, each chaired by an independent lead director; meetings with the Bank’s regulators, external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members — provides effective challenge and appropriate oversight of the Bank’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders on multiple occasions, and allows the Board discretion to select the person or persons most qualified to lead the Bank.

INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of the Board is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Bank’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Bank, an independent director selected solely by the Bank’s independent directors will serve as the “lead director.” The role of the lead director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:
•Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors;
•Calling meetings of independent directors;
•Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Bank and its performance, and relaying those concerns, where appropriate, to the full Board;
•Conducting calls with each Board member as part of the Board’s effectiveness review process;
•Consulting with the CEO regarding the concerns of the directors;

•Being available for consultation with the senior executives of the Bank as to any concerns any such executive might have;
•Communicating with shareholders upon request;
•Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board; and
•Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role.
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Our Executive Committee includes our CEO and five independent directors. All five of our standing committees are chaired by independent directors.

BOARD COMMITTEES
    Our Board’s standing committees are the following:
•Executive Committee;
•Audit Committee;
•Risk Oversight Committee;
•Compensation Committee; and
•Nominating and Corporate Governance Committee.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Bank’s Bylaws. The current versions of the written committee charters are posted on our website at zionsbancorporation.com and can be accessed by clicking on the “Investors” and then “Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters at least annually. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and minor updates made as needed during 2025.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Maria Contreras-Sweet		✓			✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
Claire A. Huang		✓		✓
Vivian S. Lee	✓			✓*
Scott J. McLean
Edward F. Murphy	✓	✓*	✓
Stephen D. Quinn, Lead Director	✓*	✓	✓		✓
Harris H. Simmons	✓
Aaron Skonnard				✓	✓
Barbara A. Yastine	✓		✓*	✓
* Committee Chair
EXECUTIVE COMMITTEE
Our Executive Committee had six members and met once in 2025. The Executive Committee reviews projects or proposals that require prompt action from the Bank. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Bank; or remove or indemnify directors. The chair of the Executive Committee is an independent director and serves as the lead director.
AUDIT COMMITTEE
Our Audit Committee increased from four to five members during 2025. They met 12 times during the year and held two joint meetings with the Risk Oversight Committee. In addition, the Audit Committee regularly met informally, with and without members of management, to obtain background information, and prepare for upcoming Committee meetings and the discharge of their responsibilities. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that Directors Edward F. Murphy, Gary L. Crittenden, and Stephen D. Quinn are audit committee financial experts with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.

RISK OVERSIGHT COMMITTEE
Our Risk Oversight Committee's four members met six times and held two joint meetings with the Audit Committee in 2025. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Bank’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Bank’s material risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.
COMPENSATION COMMITTEE
Our Compensation Committee had four members and met four times in 2025. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Bank’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Bank. The Compensation Committee considers the perspectives of shareholders, regulators, and consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
In 2025, the Committee used the services of an outside executive compensation consultant, FW Cook, to provide guidance and advice to the Committee on matters covered by its charter, including executive compensation, equity plan share authorization support and proxy disclosure assistance. The Committee assessed the independence of FW Cook under the applicable SEC and Nasdaq rules and concluded that their services presented no conflicts of interest. For further information, see Role of the Committee’s Compensation Consultant in the "Compensation Discussion and Analysis."
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2025 or as of the date of this Proxy Statement is or has been an officer or employee of the Bank, and no executive officer of the Bank served on the compensation committee or board of any company that employed any member of the Bank’s Compensation Committee or Board. None of the members of the Compensation Committee had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Nominating and Corporate Governance Committee of four members met three times in 2025. Each of its members is independent, determined as described in its committee charter. The purpose of the committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Bank. This includes overseeing practices and reporting with respect to our efforts to create a more inclusive workplace and matters related to the Bank's larger responsibilities to the communities it serves that are considered by management to be of significance to the Bank and its stakeholders.

The Nominating and Corporate Governance Committee has oversight of the Bank’s talent review, management succession and development planning processes, with annual reporting to the Board. It also directs the production of the Bank's Corporate Responsibility Report, which may be accessed at zionsbancorporation.com.

Board Succession Planning
The Nominating and Corporate Governance Committee regularly reviews the skill set of the Board and considers the Bank's needs as it actively plans for director succession. In identifying and recommending nominees for positions on the Board, the Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:
•Personal qualities and characteristics, accomplishments, and professional reputation;
•Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business;
•Ability and willingness to commit adequate time to Board and committee matters;
•Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Bank;
•Diversity of viewpoints, backgrounds, experience, gender and race/ethnicity;
•Ability and skill set required to chair committees of the Board; and
•Relevant and significant experience in public companies.
The Nominating and Corporate Governance Committee does not use quotas or assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Bank’s Bylaws. For more information on this process, see “Shareholder Proposals for 2026 Annual Meeting.”

BOARD INVOLVEMENT IN RISK OVERSIGHT
RISK MANAGEMENT PHILOSOPHY AND FRAMEWORK
The Bank has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business. To mitigate the inherent risk to a level that is considered safe and appropriate, we have established a risk management process and philosophy that encourages enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Management Framework, and the interests of shareholders and other stakeholders.
The Bank’s Risk Management Framework is a fundamental component of the Bank’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Bank’s business. The Risk Management Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Bank’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Bank’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Bank’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk

Management Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Bank’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Management Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Bank’s Risk Management Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
The financial services industry faces ongoing and increasing risks and threats associated with its reliance on digital technology to serve its customers. Technological advancements, such as digital currencies and commerce, blockchain, artificial intelligence, quantum and cloud computing and other innovations present the potential for both positive and disruptive impacts on the industry. Over the past few years, the Board and its Risk Oversight Committee have spent significant time overseeing management's efforts to address these evolving and growing cyber- and technology-related risks and opportunities, including, most recently, the growth in the use of generative artificial intelligence. Our Risk Management Framework includes cybersecurity and technology among our Level 1 risks receiving extensive Board and management oversight. The Bank continues to strengthen its infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we have developed additional practices that align with recently implemented securities laws, more clearly identified first-line roles, responsibilities and accountability, provided increased training for all employees, and continue to improve and enhance internal reporting to the Board and its respective committees, including the results of regularly performed systems-vulnerability scans and other controls testing. The Board and its committees receive regular reports from management, including the Bank's chief information security officer and chief technology officer, on technology and cybersecurity risks and developments. The Board periodically directs the Bank to engage independent consultants to review and provide guidance and perspective to the Board on further strengthening the Bank's cybersecurity and technology programs, and directors participate in continuing education on these topics. In addition, the Bank engages consultants at both the strategic level and at the technology implementation level to assist in better managing these risks.
BOARD COMMITTEE RISK OVERSIGHT
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees. Each of the committees regularly reports to the full Board.
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Bank’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Bank’s strategic plan, goals, and objectives. It reviews and recommends the articulation of the Bank’s Risk Management Framework and the overall risk capacity and risk management limits. The Risk Oversight Committee assists the Board and its other committees with their risk-related activities, including providing focused oversight of technology and cybersecurity risk management. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board regarding areas of overlapping responsibility. The CRO reports directly to the Risk Oversight Committee and directly to the Bank’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.

Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of internal control over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the Bank’s chief audit executive, the CFO, corporate controller and our general counsel on material matters. In addition, it receives formal reports from the chief credit officer and chief credit examiner on the allowance for credit losses. The chief audit executive reports directly to the Audit Committee and administratively to the Bank’s CEO. The Audit Committee reviews the performance of the chief audit executive annually, determines that individual’s compensation and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing and awarding compensation in ways that align with our Risk Management Framework in discouraging unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with applicable laws and guidance or limitations issued by regulatory agencies.

EXECUTIVE OFFICERS OF THE BANK
The following information is furnished with respect to certain of the executive officers of the Bank in accordance with SEC rules. Unless otherwise noted, the positions listed are those the officers hold with the Bank1 as of the date of this Proxy Statement.

Individual	Principal Occupation During Past Five Years [1]
Harris H. Simmons Age 71 Officer since 1981	Chairman and Chief Executive Officer
Jason Arbuckle Age 48 Officer since 2024	Senior Vice President and Corporate Controller. Prior to April 2024, served in various roles including as the Bank's credit and capital markets controller and manager of the Bank's U.S. Securities and Exchange Commission reporting and accounting policy functions
Nathan Callister Age 52 Officer since 2026
Executive Vice President. President and Chief Executive Officer – Zions Bank since January 2026. From June 2025 to December 2025, Executive Director of Commercial Banking. Prior to that time, he served in various capacities at Wells Fargo Bank.

Eric Ellingsen Age 49 Officer Since 2021	Executive Vice President. President and Chief Executive Officer – California Bank & Trust. Prior to 2021, President and Chief Operating Officer of California Bank & Trust
Christopher Kyriakakis Age 54 Officer since 2022	Executive Vice President and Chief Risk Officer. From 2022-2024, Chief Audit Executive. Prior to 2022, served as managing vice president of Capital One Financial Corporation
Scott A. Law Age 60 Officer since 2019	Executive Vice President and Chief Human Resources Officer

Individual	Principal Occupation During Past Five Years [1]
Scott J. McLean Age 69 Officer since 2006	President and Chief Operating Officer
Rena Miller Age 66 Officer since 2024	Executive Vice President, General Counsel and Secretary. Prior to 2024, served as deputy general counsel
R. Ryan Richards Age 49 Officer since 2021
Executive Vice President and Chief Financial Officer. From May 2021-April 2024, Senior Vice President and Corporate Controller. Prior to May 2021, served in various capacities with Truist Financial Corporation, including chief accounting officer and director of investor relations

Steven D. Stephens Age 67 Officer since 2010	Executive Vice President. Chief Executive Officer – Amegy Bank
Derek Steward Age 56 Officer since 2023	Executive Vice President and Chief Credit Officer. Prior to 2023, officer of Zions Bancorporation's enterprise services division holding various positions in credit administration
1.Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Bank for the year ending Dec. 31, 2026. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY has audited the Bank’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Bank. The Audit Committee was directly involved in the selection of the new lead audit partner for the Bank, who was designated commencing with the Bank’s 2025 audit.
Services provided to the Bank and its subsidiaries by EY in fiscal 2025 are described under “Fees paid to EY” below.
For the reasons described in the Report of the Audit Committee included following this proposal on page 23, the members of the Audit Committee and the Board believe that continued retention of EY as the Bank’s independent external auditor is in the best interests of the Bank and its shareholders.
Representatives from EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Bank’s independent registered public accounting firm for fiscal 2026.

The affirmative vote of a majority of votes validly cast for or against the proposal will be required for the ratification of the appointment of our independent registered public accounting firm.
FEES PAID TO EY
The Audit Committee reviews and approves the audit fees associated with the Bank’s retention of EY. Aggregate fees for professional services rendered by EY for the Bank arising from the years ended Dec. 31, 2025, and 2024, were:

($ approximate)	2025	2024
Audit	$4,804,327	$4,737,663
Audit-Related	655,870	702,150
Tax	300,000	329,600
Total	$5,760,197	$5,769,413
Audit Fees. Audit fees include fees for the annual audit of the Bank’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Bank’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. The audit fee increase is generally due to a market adjustment.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, comfort letters, audits of employee benefit plans, and certain agreed-upon procedures and compliance engagements. These fees decreased primarily due to comfort letter fees related to the issuance of debt.
Tax Fees. Tax fees include fees paid to EY for trust tax return preparation that is reimbursed by our clients. Tax fees decreased due to the reduced number of trust accounts and team efficiencies gained.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Bank. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Bank’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Bank and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services in 2025 or 2024 that were not approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation, N.A. For a discussion of the Audit Committee's meetings during 2025 and its role in the Bank's risk oversight, see pages 16 and 20. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations, such as accruals for legal and other loss contingencies. The Audit Committee discussed with Bank management and the external auditor changes in accounting rules or standards that could materially impact the Bank’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee no less frequently than annually reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditor. In conducting its review for its 2026 recommendation to retain EY as the external auditor, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Bank’s audit; a review of fees and scope of services; results of the external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditor's independence, including obtaining a formal written statement describing all relationships between the external auditor and the Bank that might bear on such independence, and discussing with the external auditor any relationships that may impact objectivity and independence.
The Audit Committee oversees the annual activities of the Intern Audit function. This oversight includes reviewing and approving the 2025 Internal Audit Plan, monitoring execution of the plan throughout the year, and evaluating the progress against plan objectives. The Committee regularly reviews significant audit findings, management’s responses and the status of corrective actions. The Audit Committee also reviews and approves any material changes to the Internal Audit Plan to address emerging risks, changes in organizational priorities, or resource considerations.
In addition, the Audit Committee discussed with management, the chief audit executive, and the external auditor the quality and adequacy of Zions Bancorporation, N.A.’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditor all communications required to be discussed by the applicable requirements of the PCAOB, SEC, and others, and generally accepted auditing standards, and, with and without management present, discussed and reviewed the results of the external auditor's audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the external auditor required by the applicable requirements of the PCAOB regarding the external auditor's communications with the Audit Committee. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Bank’s external auditor. The Audit Committee also discussed the results of the internal audit examinations.

During 2025, the Audit Committee reviewed its charter and made no updates. The Audit Committee held regular executive sessions without management and private meetings with members of management, internal auditors, and the external auditor, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee chairman also met regularly with regulators of the Bank. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Bank’s website at zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Bank is responsible for the integrity of the Bank’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing these financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Bank’s annual financial statements, reviews of the Bank’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Bank and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation, N.A. as of and for the year ended Dec. 31, 2025, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board that the Zions Bancorporation, N.A. audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended Dec. 31, 2025, for filing with the SEC.
Audit Committee
Edward F. Murphy, Chairman
Maria Contreras-Sweet
Gary L. Crittenden
Claire A. Huang
Stephen D. Quinn

Proposal 3: Advisory (Nonbinding) Vote Regarding 2025 Executive Compensation ("Say-on-Pay")
We are required to provide shareholders with the right to cast a nonbinding vote at our 2026 Annual Meeting of Shareholders regarding the compensation of our named executive officers, as disclosed in this Proxy Statement.
RECOMMENDATION OF THE BOARD
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby approve, on a nonbinding basis, the 2025 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2025.
The Bank’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon performance-based incentives. Further, the Bank’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that may expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include but are not limited to risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of the Bank’s common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank.
As provided by Section 14A(c) of the Securities Exchange Act of 1934, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions, the Compensation Committee considered the shareholder ratification at our 2025 Annual Meeting of Shareholders of the compensation paid to our named executive officers for 2024. At our 2025 Annual Meeting of Shareholders, over 95% of the votes cast approved the non-binding advisory resolution regarding compensation of our named executive officers.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
We have elected an annual frequency for our shareholders' say-on-pay vote. In reaching this decision, the Board considered the shareholders' non-binding frequency vote held most recently in 2025 that indicated shareholder preference for an annual non-binding vote on executive officer compensation.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2025 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (CD&A), we provide an overview of our executive compensation philosophy and the decision-making process for 2025 compensation paid or awarded to our Named Executive Officers (NEOs). This CD&A focuses on our NEOs for 2025, which include our CEO, our CFO, and our three next most highly compensated executive officers. All of the NEOs were members of our Executive Management Committee (EMC), comprising our CEO and the senior leadership team. The Compensation Committee (the Committee) recommends the compensation for the CEO to the Board of Directors and reviews and approves the compensation for the other NEOs.
Our NEOs for 2025 are:
•Harris H. Simmons, Chairman and Chief Executive Officer (CEO);
•R. Ryan Richards, Chief Financial Officer (CFO);
•Scott J. McLean, President and Chief Operating Officer (COO);
•Christopher Kyriakakis, Chief Risk Officer (CRO); and
•Paul E. Burdiss, former President and CEO of Zions Bank (retired effective December 31, 2025).

EXECUTIVE SUMMARY	27	SUMMARY COMPENSATION TABLE	46
COMPENSATION OVERVIEW	29	2025 GRANTS OF PLAN-BASED AWARDS	48
COMPENSATION DECISIONS FOR THE 2025 PERFORMANCE PERIOD	31	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025	49
Base Salary	31	OPTION EXERCISES AND STOCK VESTED IN 2025	51
Annual Cash Incentive	32	2025 PENSION BENEFITS	51
Long-Term Incentives	36	2025 NONQUALIFIED DEFERRED COMPENSATION	52
DECISION-MAKING ROLES AND PROCESS	40	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	53
OTHER COMPENSATION ELEMENTS	42	OTHER INFORMATION
COMPENSATION PRACTICES AND POLICIES	44	CEO PAY RATIO DISCLOSURE	56
COMPENSATION COMMITTEE REPORT	45	PAY-VERSUS-PERFORMANCE DISCLOSURE	57

EXECUTIVE SUMMARY

2025 FINANCIAL HIGHLIGHTS
Our financial performance in 2025 reflected solid growth compared with the prior year, with notable increases in net earnings, diluted earnings per share (“EPS”), and adjusted pre-provision net revenue, driven by higher net interest income and noninterest income, partially offset by increased noninterest expense.
•Net earnings applicable to common shareholders increased $158 million, or 21%.
•Diluted EPS increased 21% to $6.01, compared with $4.95 in 2024.
•Net interest income increased $197 million, or 8%, driven by lower funding costs and favorable shifts in the composition of average interest-earning assets.
•Average interest-earning assets increased $689 million, or 1%, as growth in average loans was largely offset by declines in average securities.
•Total loans increased $1.5 billion, or 3%, primarily due to growth in the commercial and industrial, term CRE, and consumer 1-4 family residential loan portfolios.
•Average interest-bearing liabilities increased $178 million, or 0.3%, due to slight increases in average borrowed funds and average deposits.
•Total deposits decreased $579 million, or 1%, as a decline in brokered deposits was partially offset by an increase in noninterest-bearing demand deposits, reflecting the migration of a consumer interest-bearing product into a new noninterest-bearing offering.
•The provision for credit losses remained flat at $72 million.
•Customer-related noninterest income increased $23 million, or 4%, primarily driven by higher retail and business banking fees, capital market fees and income, and loan-related income.
•Noncustomer-related noninterest income increased $35 million, or 57%, primarily reflecting higher net securities gains from valuation adjustments within our SBIC investment portfolio.
•Total net revenue increased $255 million, or 8%.
•Noninterest expenses increased $92 million, or 4%, driven by higher salaries and benefits, along with increases in marketing and business development costs and technology-related expenses. Marketing and business development expenses rose largely due to a $15 million donation to our charitable foundation. These increases were partially offset by lower deposit insurance and regulatory expenses.
•Adjusted noninterest expense increased $97 million, or 5%.
•Adjusted pre-provision net revenue ("PPNR") increased $135 million, or 12%.
•The efficiency ratio improved to 62.6%, compared with 64.2% in 2024, reflecting positive operating leverage.
•Net loan and lease charge-offs totaled $89 million, or 0.15% of average loans in 2025, compared with $60 million, or 0.10% in 2024.
For additional information regarding our financial performance, see our 2025 Annual Report on Form 10-K filed with the SEC and available on our website (zionsbancorporation.com).

Some of the Bank’s key 2025 performance measures are highlighted in the following charts.

2025 PERFORMANCE SNAPSHOT

1.The 2025 Zions custom peer group is described later in this Proxy Statement in the section titled "Peer Group."
2.Reported as tax-equivalent net interest income less net loan and lease charge-offs, expressed as a percentage of average interest-earning assets.

2025 COMPENSATION DECISIONS SUMMARY
The Committee awarded the Bank’s NEOs total compensation for 2025 that it believes is generally commensurate with the Bank’s and management's performance during the year.
•Salary Increases. Approved 2025 salary increases for NEOs with a median increase of 3.0%, with two NEOs that started their roles in 2024 receiving larger increases.
•Annual Cash Incentive Awards. Approved 2025 annual cash incentive awards for NEOs with a median payout of 80.7% of target, with a range from 78.6% to 100% of target, differentiated based on individual roles, performance, and the 2025 operating environment.
•Value Sharing Plan Payouts. Approved 2023-2025 Value Sharing Plan payouts for NEOs at 55% of target.
•Long-Term Incentive Awards. Approved annual 2025 long-term incentive awards, with 50% of the annual grant in the form of performance-based long-term cash incentives and the other 50% in the form of restricted stock units (RSUs) for most roles. Additionally, two NEOs received supplemental RSU grants to close market gaps in their total compensation.

COMPENSATION OVERVIEW
COMPENSATION PHILOSOPHY AND OBJECTIVES
Zions' Compensation Committee believes that the most effective executive compensation program aligns executives’ interests with those of Bank shareholders. Our executive compensation programs are designed to achieve the following objectives:
•Attract and Retain Talent. Secure talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry.
•Motivate and Reward. Incentivize and reward executives whose knowledge, skills, and performance are critical to our success.
•Align Interests. Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet long-term objectives and rewarding performance that exceeds established targets.
•Support Performance-Based Goals. Link significant percentages of CEO and senior executive compensation to performance, utilizing deferred pay, “clawbacks,” and performance conditions.
•Promote Prudent Risk-Taking. Pursue compensation objectives that reflect prudent risk-taking and protect the Bank's safety and soundness, including performance goals tied specifically to risk management.
The Bank’s portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation to drive sustained performance. The Committee used its judgment in making decisions for 2025 compensation to take into account other factors, such as financial performance, effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
The Bank’s compensation philosophy also supports and reflects the Bank’s risk management culture. Zions’ 2025 compensation program for our NEOs was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.

Risk mitigation is balanced with profitability and other performance objectives through features in the Bank’s compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements as outlined below.
COMPENSATION FEATURES AND GOVERNANCE

What We Do:	What We Don't Do:
Align pay with performance and stockholder interests	No tax gross-ups for change in control payments
Require strong ownership and retention of equity	No “timing” of equity grants
Retain an Independent Compensation Committee consultant	No hedging; restrictions on pledging
Maintain “double trigger” provisions for change in control scenarios	No repricing of stock option awards
Discourage excessive and unnecessary risk taking	No excessive perquisites
Maintain recoupment and clawback policies	No company plane or personal use of aircraft
Annual say-on-pay vote	No employment agreements for executive officers
2025 SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT
At our 2025 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 95% of the votes cast voting in favor of that proposal.
Each year, the Bank offers meetings to our top institutional shareholders. In response to these invitations, leaders from the Bank's investor relations, human resources, and legal teams meet with our institutional shareholders seeking their feedback regarding our executive compensation practices. During these discussions, shareholders share some of their primary considerations in assessing a company's pay practices and have an opportunity to gain a greater understanding of our executive pay levels and performance alignment.
2025 TARGET TOTAL DIRECT COMPENSATION
Our executive compensation program emphasizes performance-based compensation tied to Zions' financial performance, stock price and contributions to strategic initiatives. Approximately 84% of Mr. Simmons' target total compensation is performance-based and at risk, while the other NEOs have an average of 74% of their compensation performance-based and at risk.

Our NEOs’ total target direct compensation for 2025 consisted of the components described below:
1. 2025 Target Compensation is computed as the sum of the following compensation elements: (i) 2025 base salary; (ii) 2025 target annual cash incentive (i.e., an estimate of the cash award for expected performance results achieved in 2025 and awarded/paid in February 2026); (iii) target grant value of Value Sharing Plan units awarded in 2025; and (iv) target grant value of restricted stock units granted in 2025.
Details on each compensation element and individual grant decisions are set forth below under the "Compensation Decisions for the 2025 Performance Period” section.

COMPENSATION DECISIONS FOR THE 2025 PERFORMANCE PERIOD

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, financial and risk management results, operational performance, achievement of strategic objectives, individual performance, and the overall market environment.
Base Salary
The Committee establishes the executive officers' base salaries in the context of the market median of the custom peer group (as described below). In February 2025, the Committee reviewed executive management (EMC) compensation for 2025 and approved base salary increases with a median of 3.0% for the NEOs. Two NEOs that started their roles in 2024 received larger increases based on the external market. Typically, base salary increases consider the competitive market and recognize individual performance, experience, criticality of the position and market data.

Because his job responsibilities require his presence in both Texas and Utah, Mr. McLean’s 2024 and 2025 base salary listed below includes a $34,000 stipend for housing, which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2025 Base Salary Increase
Name	2024 Base Salary	2025 Base Salary	% Increase
Harris H. Simmons	$1,092,727	$1,125,509	3.0%
R. Ryan Richards[1]	$600,000	$640,000	6.7%
Scott J. McLean	$759,000	$780,750	2.9%
Christopher Kyriakakis[1]	$540,000	$580,000	7.4%
Paul E. Burdiss[2]	$655,500	$675,165	3.0%
1. Messrs. Richards and Kyriakakis started in their roles in 2024.
2. As disclosed in our Form 8-K filing dated December 22, 2025, Mr. Burdiss retired from the Bank effective December 31, 2025 and entered into a consulting agreement with the Bank. The consulting agreement was described in the 8-K and attached as Exhibit 10.47 to the Bank’s Annual Report on Form 10-K dated Feb. 24, 2026.
Annual Cash Incentive
In 2025, the Bank refined the annual incentive design that was introduced in 2024, aimed at rewarding executives for achieving critical Bank-wide financial metrics and strategic goals. The structure of the 2025 annual incentive was as follows:
Zions Bancorporation Financial Goals
For 2025, the financial goals were based on both performance relative to our custom peer group and performance against our financial plan performance:
Relative Metrics:
•Adjusted Pre-Provision Net Revenue / Risk Weighted Assets (RWA) Ratio (35% weight): This metric reflects our earnings power against the risk of the balance sheet.
•Net Charge-Offs (NCO) / Loans Ratio (15% weight): This metric reflects our credit performance.
The target for each metric is based on the peer group median for the trailing 12-month period ending Sept. 30, 2025, to allow for accruals and performance determination, and is compared with the Bank's measures for the same period.
Absolute Metrics
•Adjusted Pre-Provision Net Revenue less Net Charge-offs (20% weight): This metric reflects core earnings adjusted for credit performance.
•Efficiency Ratio (15% weight): This metric reflects our ability to manage expense growth against revenue generation.

•Return on Average Assets (15% weight): This metric reflects the earnings power of the balance sheet.
The target for each metric is based on Zions' 2025 financial plan that was approved by the Board of Directors in January 2025.
Strategic Performance / Board Assessment Multiplier
In addition to the financial goals, the annual incentive design includes a multiplier to account for achievements in strategic initiatives and a holistic review of performance, such as absolute performance results relative to budget and external factors. This multiplier can increase or decrease the payout on the financial calculations by up to 30%, not to exceed 175% of target overall.
Individual Awards
Once the final Bank performance factor is determined based on financial goals and the strategic multiplier, each executive's final award is determined based on their individual targets and performance. The target cash incentive structures were developed based on an analysis by the Committee's consultant of peer compensation structures and target levels by position. The targets for Messrs. Richards and Kyriakakis increased in 2025 to more closely align their target total compensation with the external market.
The performance objectives for each Executive Management Committee (EMC) member included descriptions of key priorities for each executive to focus on during 2025. These focus areas and their relative weightings were established in the first quarter of 2025. The performance categories and 2025 priorities are as follows:
•Financial Performance
•Strategic Leadership
•Effective Risk Management
•Talent Management and Succession Planning
•Other Role-Specific Priorities.

2025 Performance Against Goals
Based on the 2025 performance on the financial metrics relative to peers and the multiplier based on the Board assessment, the final pool funding level of 83.0% of target was approved. The details are as follows:

	Threshold (25% of target payout)	Target (100% of target payout)	Maximum (175% of target payout)	Metric Weight	Zions Bancorp-oration Results	Payout % of Target[1]	Funding Level
Relative PPNR/Risk Weighted Assets Ratio	1.46%	2.24%	3.02%	35%	1.83%	60.7%	21.2%
Relative Net Charge Offs/Loans Ratio	0.29%	0.22%	0.15%	15%	0.20%	124.8%	18.7%
Absolute PPNR less Net Charge-offs[2]	$990,400	$1,238,000	$1,485,600	20%	$1,192,000	86.3%	17.3%
Absolute Efficiency Ratio[2]	65.01%	61.91%	58.81%	15%	62.20%	93.4%	14.0%
Absolute Return on Average Assets	0.85%	1.06%	0.13%	15%	1.00%	78.5%	11.8%
Funding for Financial Performance							83.0%
Strategic Performance/Board Assessment Multiplier							100.0%
Total Banking Funding Factor							83.0%
1. Straight line interpolation is used to determine the actual payout percentage.
2. Excludes a $15 million donation to our charitable foundation.

•For the relative financial goals measured against the peer median for the 12-month period ending Sept. 30, 2025, the Bank performed below target on the Relative PPNR / Risk Weighted Assets ratio and exceeded target for the Net Charge-Offs / Loans ratio.
•For the absolute financial goals measured against the Bank's 2025 financial plan, the Bank performed slightly below target on each metric.
•The weighted score for all of the financial metrics was 83.0% of target.
•The Committee may consider other holistic inputs to determine the multiplier based on strategic performance and the Board assessment. The Committee approved a multiplier of100% of target, which maintained the overall funding factor.
•When the scores for the financial goals and the Board determined multiplier were combined, the overall funding (the total bank funding factor) for the annual incentive was 83.0% of target.
In February 2026, the CEO provided his assessment for each NEO’s performance against his or her pre-established quantitative and qualitative performance categories, and he recommended incentive awards accordingly. Mr. Simmons did not make any recommendations regarding himself. The Chief Risk Officer also conducted an assessment of each NEO’s risk management effectiveness for consideration in the determination of their overall performance rating, excluding himself. Risk assessments include such items as credit quality, operational losses, risk appetite metrics, technology risk management, and quantitative consideration of issues management and compliance with the Bank's risk management strategic objectives and culture.
The Committee relied on the CEO's recommendations for the other NEOs and its review and evaluation of the aforementioned factors to approve the following cash incentives to the NEOs for the 2025 performance year.

All of our NEOs received cash incentive awards that were below target, based on overall Bank performance in 2025 and adjusted for each NEO based on individual performance.

2025 Annual Cash Incentive Award
Name	Target Cash Incentive	Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	$1,688,263	$1,326,975	78.6%
R. Ryan Richards	$576,000	$465,000	80.7%
Scott J. McLean	$858,763	$675,000	78.6%
Christopher Kyriakakis	$406,000	$385,000	94.8%
Paul E. Burdiss	$675,165	$675,165	100.0%
Additional Detail on Individual Performance Assessments
In 2025, the Bank continued to make meaningful progress on its strategic priorities, demonstrating disciplined execution and strengthening the foundation of its franchise. There was steady momentum across core business activities, supported by a more resilient funding mix and ongoing investment in customer‑focused innovation. During the year, the Bank also navigated an isolated credit‑related challenge stemming from a legacy lending relationship, which introduced near‑term volatility but did not reflect broader portfolio trends. Throughout this period, Zions’ strong capital position, stable credit performance, and commitment to prudent risk management helped mitigate the impact of these developments. Overall, the Bank closed the year with reinforced operational resilience and a durable platform for continued long‑term value creation.
The Committee noted Zions’ continued momentum and strategic progress, together with Mr. Simmons’ leadership achievements throughout the year:
Harris H. Simmons, Chairman and CEO
•Effective leadership in improving the Bank’s financial performance, with stronger earnings drivers, disciplined expense management, and continued focus on peer‑relative performance
•Continued progress on major technology initiatives, including FutureCore advancement, cybersecurity improvements, and deployment of innovative AI and digital capabilities
•Momentum in growth initiatives and strategic plan execution, highlighted by strong SBA production, Capital Markets expansion, and successful launch of the Gold Account
•Excellent performance in credit quality and operational risk management with strengthened internal controls
•Successful transitions of key senior leadership positions, recruiting and integrating high‑impact leaders while strengthening enterprise leadership depth

Mr. Simmons noted the following significant accomplishments in the assessment of each NEO’s performance during 2025:
R. Ryan Richards, CFO
•Effective capital, liquidity, and interest rate risk management, with continued improvement in net interest margin, tangible capital growth, and expense control
•Initiated and supported successful local legislative initiatives leading to significant tax savings on investment portfolio income
•Leadership in strategy development, and in additional outsourcing, reducing the cost of various support activities
•Incorporated new Shareholder Value Added (SVA) metrics in many producer incentive plans to improve relationship profitability
•Leadership in maintaining and enhancing strong internal financial controls

•Exceptional support for a variety of internal projects and initiatives, including return-to-office, Capital Markets system implementation, Coachella Valley branches conversion, and more
Scott J. McLean, President and COO
•Leadership in campaign to bring off-balance sheet money market sweep account funds back as deposit funding
•Successful build-out of new Enterprise Marketing Group
•Oversight of project to eliminate duplicate reporting and consolidate analytical roles
•Excellent results in reducing operational risk and responding to risk findings
•Strong leadership in creating and refining the Commercial Loan Systems project to streamline approval, auto-risk grading and servicing of smaller commercial loans
•Exceptional civic leadership, creating strong visibility and enhancing the Bank’s reputation in the Houston market
Christopher Kyriakakis, CRO
•Excellent leadership in continued improvement in operational risk management, self-identification by first-line groups of risk issues, and solid operational risk outcomes
•Oversight of development of a Data and AI Governance Committee and a related AI Responsible Use Policy
•Establishment of the Innovate2Optimize program to develop risk management solutions using AI
•Substantive improvement in the Bank’s resiliency and disaster recovery posture
•Improvements in training and education for first-line groups
•Strong, collaborative relationships between Risk Management and first-line managers and teams across the organization
Paul E. Burdiss, former President and CEO – Zions Bank
•Strong pre-provision net revenue, which increased 19.4% for Zions Bank
•Exceptional credit performance, with net loan charge-offs of 5 basis points of average loans
•Excellent expense control, with Zions Bank expenses held flat over the prior year
•Adjusted pre-provision net revenue as a percentage of risk-weighted assets improved to 2.23% from 1.91%
•Strong contributions to the Bank’s asset and liability management
•Excellent leadership in the rollout of new consumer and small business initiatives, including a 53% increase in unit production of SBA 7(a) loans
Long-Term Incentives
Long-term incentive compensation has been an area of particular emphasis in our executive compensation program. The aim is to promote the long-term perspective necessary for our continued success, including sustained strong profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective to align a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. Both equity-based awards and multi-year cash incentive units in the form of value sharing plan (VSP) units subject executives to long-term risks faced by the Bank and its shareholders.

Our long-term incentive compensation programs serve as a key retention element because payouts are conditioned on continued employment with the Bank. The 2025 awards were comprised of 50% multi-year cash incentive units or value sharing plan units and 50% RSUs for all NEOs except Mr. Kyriakakis. To avoid any potential conflict of interest inherent in the risk oversight function, Mr. Kyriakakis did not receive performance‑based value sharing units in 2025 and is instead granted 100% time‑based RSUs. The actual compensation ultimately earned from these awards is highly dependent upon future stock price, the Bank's financial performance, and the executive's continued service.
The following table summarizes the long-term awards granted in 2025:

2025 Long-Term Incentive Grants
Name	2025 - 2027 Value Sharing Plan	Annual Restricted Stock Units[1]	Supplemental Restricted Stock Units	Total
Harris H. Simmons	$2,138,467	$2,138,467		$4,276,934
R. Ryan Richards	$480,000	$480,000	$100,000	$1,060,000
Scott J. McLean	$933,438	$933,438		$1,866,876
Christopher Kyriakakis[2]	$—	$638,000	$100,000	$738,000
Paul E. Burdiss	$708,923	$708,923		$1,417,846

1. Amounts above represent rounded target values as of the date of grant, based on the Bank’s stock price on Feb. 12, 2025, and therefore differ from the amounts set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table which are computed in accordance with FASB ASC Topic 718.

2. The award for Mr. Kyriakakis is not split between VSP units and RSUs. To avoid any potential conflict of interest inherent in the risk oversight function, Mr. Kyriakakis did not receive performance‑based VSP units in 2025 and is instead granted 100% time‑based RSUs.

Value Sharing Plans
The Bank’s three-year cash incentive plans, referred to as value sharing plans, encourage our NEOs and certain designated key employees to focus on long-term financial results for the business units they manage and provide an opportunity to be rewarded for financial results that exceed predetermined minimum performance thresholds over multi-year periods.
We have a corporate-level value sharing plan that is established each year for participants with enterprise-wide responsibilities. Additionally, we believe in maintaining strong local brands and local management teams in each market. Affiliate CEOs and their management teams maintain the primary responsibility for their affiliates’ profitability. Accordingly, corresponding value sharing plans are established for senior officers at each of our seven bank affiliates in order to more directly reward those participants for results within their markets and spheres of influence. Affiliate CEOs are typically granted units in both the corporate and affiliate-level plans. Value sharing plans are reviewed and updated each year to ensure alignment with the Bank’s business strategy, regulatory guidance, and the external market.
The following sections outline the plan design highlights for the 2023-2025 plans, the payouts for which were determined following the conclusion of the performance period on Dec. 31, 2025, and the 2025-2027 plans, under which the NEOs were granted units during the first quarter of 2025. We also granted awards in 2024 under 2024-2026 plans that are not described here, as they were granted in a prior year and not scheduled to payout in 2025.
2023-2025 Value Sharing Plan Payments
The 2023-2025 value sharing plans measured financial performance in the categories below, with the indicated weights applied in determining award values. The table displays the achievement of each metric based on the goals and performance payout matrices. Additional detail, including the performance payout matrices, is included in the 2021 Proxy Statement.

2023-2025 Value Sharing Plan Design		Zions Bancorporation Value Sharing Plan
		Metric Weight	Achievement
Absolute Metrics (Corporate/Bank Affiliate Results)	PPNR Growth[1]	25%	—%
	Net Charge-Offs / Average Loans	15%	124%
	Efficient Capital Utilization[2]	10%	77%
Relative Metrics (Corporate results v. Peer Group)	Adjusted EPS Growth[3]	25%	115%
	Return on Tangible Assets[3]	25%	—%
1.PPNR is calculated as the adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in Zions' Annual Report on Form 10-K. Excludes a $15 million donation to our charitable foundation in 2025

2. This is computed by taking the sum of loan credit spread income (including municipal loans treated as securities) and managed core fee income and dividing this result by the related risk-weighted earning assets.

3. Actual net-charged off loans and leases are substituted for provision for loan losses in calculating relative Adjusted EPS Growth and ROTA. Excludes a $15 million donation to our charitable foundation in 2025

The final settlement values are detailed in the chart below. All NEOs had 100% of their 2023 VSP awards in the Zions Bancorporation Value Sharing Plan, which paid out at 55% of target.

2023-2025 Value Sharing Plan – Payment Values
Name	Value Sharing Plan[1]	Target VSP	VSP Achievement	Payment
Harris H. Simmons	Zions Bancorporation	$1,838,160	55%	$1,010,988
R. Ryan Richards	Zions Bancorporation	$150,000	55%	$82,500
Scott J. McLean	Zions Bancorporation	$751,410	55%	$413,276
Christopher Kyriakakis[2]	Zions Bancorporation	$133,333	55%	$73,333
Paul E. Burdiss	Zions Bancorporation	$601,493	55%	$330,821
1. Results are shown for the plans in which the NEOs received grants.
2. Awarded in prior role

2025-2027 Value Sharing Plans
In February 2025, the Committee established value sharing plans consisting of a corporate-level and seven affiliate-level plans covering the three-year period from Jan. 1, 2025, through Dec. 31, 2027. VSP unit awards to executives and other officers participating in the value sharing plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Bank.
The 2025-2027 plans focus on key drivers of long-term shareholder value, promote understanding and connection to performance, maintain alignment with affiliate and enterprise-wide performance, and focus on risk management outcomes for the entities they manage. The plan design is similar to the prior year's plans. The five financial metrics for the 2025-2027 plan are outlined below. The target value of each unit was established at $1.00 per unit and the maximum payout value for each unit was set to $1.50 per unit. The weightings were modified to give affiliate banks more emphasis on their absolute metrics (75%) while the corporate plan is weighted evenly between absolute and relative metrics.
The 2025-2027 value sharing plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

2025-2027 Value Sharing Plan Design		Corporate VSP Weight	Bank Affiliate VSP Weight
Absolute Metrics (Corporate/Bank Affiliate results)	PPNR Growth[1]	25.0%	37.5%
	Net Charge-Offs / Average Loans	15.0%	22.5%
	Efficient Capital Utilization[2]	10.0%	15.0%
Relative Metrics (Corporate results v. Peer Group)	Adjusted EPS Growth[3]	25.0%	12.5%
	Return on Tangible Assets[3]	25.0%	12.5%
1.PPNR is calculated as the adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in Zions' Annual Report on Form 10-K.
2. This is computed by taking the sum of loan credit spread income (including municipal loans treated as securities) and managed core fee income and dividing this result by the related risk-weighted earning assets.

3. Actual net-charged off loans and leases are substituted for provision for loan losses in calculating relative EPS Growth and ROTA.
Performance for absolute metrics will be measured over a single three-year performance period with two of the measures (PPNR growth and efficient capital utilization) using 2024 as the baseline year.

Risk-Adjusted PPNR Growth		Net Charge-Offs / Avg Loans		Efficient Capital Utilization
% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)	% of Plan	Payout ($/unit)
> 30% Growth	$1.50	<= 0 bps	$1.50	>=130%	$1.50
27% Growth	$1.35	10 bps	$1.25	120%	$1.33
23% Growth	$1.15	15 bps	$1.13	110%	$1.16
20% Growth	$1.00	20 bps	$1.00	100%	$1.00
15% Growth	$0.75	30 bps	$0.67	95%	$0.75
10% Growth	$0.50	40 bps	$0.34	90%	$0.50
<0% Growth	$—	>50 bps	$—	<80%	$—
Straight-line interpolation is used between data points.

The final ROTA and EPS Growth component payout values will be calculated by taking a simple average of the ROTA and EPS growth component values for 2025, 2026, and 2027 compared to the companies in the custom peer group.

Risk-Adjusted Return on Tangible Assets		Adjusted EPS Growth
Rank v. Peers	Payout ($/unit)	Rank v. Peers	Payout ($/unit)
Max - 100th percentile	$1.50	Max - 100th percentile	$1.50
80th percentile	$1.30	80th percentile	$1.30
60th percentile	$1.10	60th percentile	$1.10
50th percentile	$1.00	50th percentile	$1.00
40th percentile	$0.80	40th percentile	$0.80
30th percentile	$0.40	30th percentile	$0.40
Below Threshold	$—	Below Threshold	$—
Straight-line interpolation is used between data points
Restricted Stock Unit Awards
In February 2025, the Committee also approved restricted stock unit awards for the Bank's NEOs. These grants were intended to focus senior executives on future performance and to better align their compensation with the interests of shareholders. The grant-date value of these awards is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities, and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years, on the anniversary date of the grant. Consistent with prior years, the Committee attached two-year post-vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

DECISION-MAKING ROLES AND PROCESS
ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee reviews and approves the compensation of our EMC. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include helping ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives, Risk Management Framework, and the requirements of the applicable regulatory bodies. The Committee’s authority and responsibilities are set forth in its charter and include but are not limited to the following:
•Seeking the full Board's input on the performance of the Bank’s CEO.
•Reviewing, recommending, and seeking the full Board's approval on the compensation for the Bank’s CEO.
•Reviewing and approving CEO compensation recommendations for the remaining NEOs, and other members of the EMC, as deemed appropriate by the Committee.
•Reviewing and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period.

•Approving annual cash-incentive award opportunities, equity-award opportunities, and long-term cash-award opportunities under the Bank’s value sharing plans.
In making compensation decisions, the Committee uses several resources and tools, including the services of its executive compensation consultant. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.
Role of the Committee’s Compensation Consultant
The Committee retained FW Cook to serve as its independent executive compensation consultant. In 2025, FW Cook provided guidance and advice to the Committee on matters covered by its charter, including executive compensation and proxy disclosure assistance. FW Cook has not performed any other work for management. The Committee has reviewed and confirmed the independence of FW Cook and will do so on an annual basis.
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs; additionally, a risk-effectiveness assessment is completed by the CRO for the CEO, each of the NEOs and other executive officers of the Bank, excluding himself. Based on these evaluations, the CEO makes compensation recommendations to the Committee. In addition, the CEO and other members of the EMC also annually assess the performance of other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Bank’s executive officers.
Additionally, the CEO, president, CFO, CRO, chief credit officer, and other select members of the Bank’s EMC serve on the internal Incentive Compensation Oversight Committee (ICOC). The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees who expose the organization to material inherent risks. The purpose of these reviews is to ensure that the Bank’s incentive compensation plans do not incent or pose excessive or unnecessary risks to the Bank.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the “custom peer group.” The Committee refers to this custom peer group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s compensation consultant or by the Bank, using publicly available data from the custom peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Bank’s consultant reviews any financial and/or compensation data that is prepared by the Bank and provided to the Committee.
The custom peer group consists of companies that the Committee believes are reasonably comparable in terms of size and scope of business to the Bank and against which the Committee believes the Bank competes for talent and shareholder investment.
2025 Peer Compensation Benchmarking
Annually, the Committee reviews the custom peer group and considers changes deemed necessary to ensure that the nature and size of the organizations continue to be appropriate. The following 18 companies were established as the peer group in December 2023 and used by the Committee to benchmark and inform 2025 target compensation for executives.

•BOK Financial Corporation (BOKF)	•Huntington Bancshares Incorporated (HBAN)
•Citizens Financial Group, Inc. (CFG)	•KeyCorp (KEY)
•Cadence Bank (CADE)	•M&T Bank Corporation (MTB)
•Colombia Banking System (COLB)	•Pinnacle Financial Partners (PNFP)
•Comerica Incorporated (CMA)	•Regions Financial Corporation (RF)
•Cullen / Frost Bankers, Inc (CFR)	•Synovus Financial Corp. (SNV)
•East West Bancorp, Inc. (EWBC)	•Webster Bank (WBS)
•Fifth Third Bancorp (FITB)	•Western Alliance Bancorp (WAL)
•First Horizon National Corp (FHN)	•WinTrust Financial Corporation (WTFC)
This peer group was also reviewed in December 2024, and maintained with no changes to be used for relative metrics in the annual incentive plan and value sharing plans in 2025. During that review, the Bank continued to rank close to the median of the custom peer group in asset size (65th percentile) and total revenue (54th percentile).
BENCHMARKING
The Bank’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Bank and deliver strong performance to its shareholders. Since the Bank competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the custom peer group. While the benchmarking process provides valuable information regarding the competitive market, the Committee also assesses many other factors when setting pay levels. These factors include but are not limited to: the executive’s tenure and performance, the performance of the Bank, internal equity, historical compensation, and each position's scope of responsibilities.
When determining compensation mix and levels, the following items are considered:
•The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the custom peer group.
•To reduce volatility and customize the data to Zions' asset size, regression analysis is used to benchmark base salary, target annual cash incentive, and total direct compensation.
•The ability to conform to expectations and guidance issued by various regulatory authorities relating to upside leverage for incentive compensation plans and the mix of long-term incentive compensation (e.g., restricted stock units or cash performance plans with multi-year vesting and/or performance periods) as a percentage of each EMC member’s total incentive compensation.

OTHER COMPENSATION ELEMENTS
The NEOs are generally eligible for the same broad-based health and retirement benefit programs on the same basis as the rest of our full-time employees. Programs that provide different levels of benefits for executive officers are noted in the descriptions below.
RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Bank’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their eligible earnings on a tax-deferred basis, up to a maximum of $23,500 ($31,000 for participants age 50 and over) in 2025. Employee contributions are always 100% vested. Vesting of employer matching contributions occurs upon contribution. We provide a matching contribution of up to 4.5% of compensation (up to the Internal Revenue Code limits).
Profit Sharing
The 401(k) plan also has a profit-sharing feature that does not require employee contributions and is a discretionary employer contribution based upon the Bank's performance according to a formula approved annually by the Board. In view of the Bank’s profit results in 2024, we made a profit-sharing plan contribution in early 2025 equal to 1.75% of eligible compensation in 2024. Bank profit-sharing contributions are made in the form of our common shares. Participants may diversify the Bank’s profit-sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Bank contributions is an incremental vesting schedule over five years. The maximum employer-matching contribution and profit-sharing contribution permitted under the plan are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2024 cannot exceed $350,000.
For selected executives, including Mr. Simmons, profit-sharing contributions that cannot be provided due to the compensation limitation are restored in the Bank’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan is a non-qualified retirement plan that allows select highly compensated employees to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation. The Bank does not make any employer contributions to this plan. Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code.
Excess Benefit Plan
On Jan. 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations under our 401(k) plan. Mr. Simmons is the only NEO eligible to participate in this legacy plan.
Supplemental Retirement Plan
From approximately 1978-1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65 or older. Mr. Simmons is the only NEO who has this arrangement, which will provide him $20,000 per year for 10 years, beginning at retirement.
PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Bank to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs. The aggregate amount of perquisites for each NEO was less than $10,000 in 2025.

COMPENSATION PRACTICES AND POLICIES
The Bank’s Recoupment Policy, Incentive Compensation Clawback Policy, Share Ownership and Retention Guidelines, and Pledging, Speculative and Hedging Arrangements Policy are available for review under the “Corporate Governance” section of the Bank’s website at zionsbancorporation.com. The Recoupment Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.
RECOUPMENT AND CLAWBACK POLICIES
The Bank believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features that expose our employees to loss of potential compensation in the event of such adverse impacts.
The Bank adopted the Recoupment Policy to provide for the recovery or “clawback” of certain incentive compensation in the event of an accounting restatement. This policy is intended to comply with, and will be interpreted to be consistent with, the requirements of the Nasdaq Stock Market Listing Rule 5608.
Pursuant to the Recoupment Policy, the Bank shall recover reasonably promptly the amount of erroneously awarded Incentive‐Based Compensation in the event that the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Recoupment Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Bank is required to prepare a restatement after the policy’s effective date.
The Bank also maintains the Incentive Compensation Clawback Policy, which gives the Bank the discretion to clawback incentive compensation awarded, including time-based awards, to any employee in the event of certain adverse impacts for which the employee is responsible.
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines. All NEOs meet the share ownership or retention guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the common stock received from the restricted stock units granted to Messrs. Simmons and McLean in February 2025. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event. All awards since 2018 have included this restriction.
EQUITY GRANT PRACTICES
The Compensation Committee oversees long-term equity-based compensation under our omnibus incentive plan. Each February, the Committee approves the total annual equity grant, and individual awards are made that day based on the closing stock price.

The grant date for annual equity awards is set as the Committee meeting date, typically a week after the Bank’s earnings announcement. This meeting is scheduled about a year in advance to avoid timing the release of material non-public information. CEO awards are granted by the Committee after approval by independent Board members. Awards for other executive officers are reviewed and approved by the Committee. Management allocates equity-based grants for other groups, with individual recommendations from group heads.
The Committee has also delegated a budget to the CEO for off-cycle grants for non-executive officers, new hires, and retention needs, which must be ratified by the Board. These grants are made on the first trading day of the month following the employee’s hire date or the CEO's approval.
ANTI-HEDGING AND RESTRICTED PLEDGING POLICY
The Bank has a long-standing general policy on insider trading to guard against improper securities trading. Our Insider Trading Policy prohibits hedging and places certain restrictions on pledging of Bank stock by directors and executive officers (our hedging and pledging restrictions do not apply to non-executive officer employees). Under this policy, our directors and executive officers may pledge Bank stock only with the approval of the Bank's CEO, CFO or general counsel, based on certain conditions. The Committee reviews any pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Bank’s stock ownership and retention guidelines.
ACCOUNTING FOR STOCK-BASED COMPENSATION
We account for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 19 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended Dec. 31, 2025.

Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this Report by reference therein.
The Compensation Committee of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This Report was adopted on March 2, 2026 by the Compensation Committee of the Board of Directors.
Compensation Committee
Vivian S. Lee, Chairperson
Claire A. Huang
Aaron B. Skonnard
Barbara A. Yastine

Compensation Tables

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned for 2025, 2024, and 2023 by each of the NEOs, comprised of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers during the year ended Dec. 31, 2025.

Name and Principal Position[1]	Year	Salary ($)[2]	Bonus ($)[3]	Stock Awards ($)[4]	Option Awards ($)[5]	Nonequity Incentive Plan Compen-sation ($)[6]	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($)[7,8]	All Other Compen-sation ($)[9]	Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2025	1,125,509	—	1,762,847	—	2,337,963	69,165	62,554	5,358,037
	2024	1,092,727	—	1,663,441	—	2,817,986	67,399	83,983	5,725,536
	2023	1,060,900	1,145,772	1,557,584	449,447	460,719	67,640	97,179	4,839,241

R. Ryan Richards Chief Financial Officer Zions Bancorporation	2025	640,000	—	579,967	—	547,500		21,788	1,789,255
	2024	566,884	—	412,443	—	444,525		22,125	1,445,977

Scott J. McLean President and Chief Operating Officer Zions Bancorporation	2025	780,750	—	769,461	—	1,088,276		21,533	2,660,020
	2024	759,000	—	809,476	—	1,465,760		21,957	3,056,193
	2023	732,000	594,000	636,722	183,729	238,192		23,193	2,407,836

Christopher Kyriakakis Chief Risk Officer Zions Bancorporation	2025	580,000	—	737,971	—	458,333		22,904	1,799,208

Paul E. Burdiss Former Chief Executive Officer Zions Bank	2025	675,165	—	622,933	—	1,005,986		21,788	2,325,872
	2024	655,500	—	630,152	—	1,148,567		22,125	2,456,344
	2023	635,558	471,000	566,200	147,075	193,955		22,578	2,036,366

1.The table reflects the position held by each NEO as of Dec. 31, 2025. Mr. Richards was not an NEO prior to 2024 and Mr. Kyriakakis was not an NEO prior to 2025.
2.Mr. McLean’s 2023, 2024, and 2025 salary includes a $34,000 housing stipend that became effective upon his promotion to president of Zions Bancorporation. This housing stipend reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with Amegy Bank. The housing stipend is more cost effective for the Bank compared to the alternative of securing corporate housing or utilizing hotels.
3.In 2023, the annual incentive earned was reflected under the "Bonus" column. In 2024 and 2025, the annual incentive was based on predetermined financial goals and is reflected in the "Non-Equity Incentive Compensation Plan" column.
4.Grant values of restricted stock units are displayed for grants made during the fiscal year. The aggregate grant date fair value of the awards made to the NEOs is estimated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting award may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the year ended Dec. 31, 2025. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.

5.The Bank did not grant stock options in 2024 or 2025. For 2023, the amount reflected in the "Option Awards" column is the aggregate grant date fair value of the awards made to the NEOs, computed in accordance with FASB ASC Topic 718. The fair value of each grant is established on the date of grant using the Black-Scholes option-pricing model. The value ultimately realized by the executive upon the actual vesting of the exercise of the stock options may or may not be equal to the FASB ASC Topic 718 determined value. For a discussion of valuation assumptions, see “Note 19 – Share-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report under Item 8 of the Form 10-K for the year ended Dec. 31, 2025.
6.The amount reflected in the "Non-Equity Incentive Plan Compensation" column reflects payments earned by all NEOs under the 2025 annual cash incentive and the 2023 - 2025 Value Sharing Plan. More information about the determination of these payments is disclosed in the Compensation Discussion and Analysis under the “Compensation Decisions for the 2025 Performance Period” section.
7.The net change in the accumulated present value of pension benefits for 2025 for Mr. Simmons was $69,165.
8.Amounts deferred by participants in the Deferred Compensation Plan are invested by the Bank in various investment vehicles at the direction of the participant. The Bank does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Bank. No above market or preferential earnings were credited on deferred compensation accounts in 2025.
9.All other compensation for 2025 consists of the following:

Name	Matching, True-up and Profit- Sharing contributions to the Bank's tax-qualified defined contribution Plan ($)	Contributions to the non-qualified Excess Benefit Plan ($)
Harris H. Simmons	21,355	41,199
R. Ryan Richards	21,533
Scott J. McLean	21,788
Christopher Kyriakakis	22,904
Paul E. Burdiss	21,788

2025 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock units, performance stock units, stock options, performance options, and value sharing plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the aggregate grant date fair value of all awards made in 2025 to the NEOs, computed in accordance with FASB ASC Topic 718.

			Estimated Future Payouts Under Nonequity Incentive Plan Awards				All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Name	Grant Type	Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)
Harris H. Simmons	Annual Cash Incentive[1]	N/A		422,066	1,688,263	2,954,460
	Restricted Stock Units[2]	2/10/2025					38,166			1,762,847
	Value Sharing Plan[3]	2/10/2025	2,138,467	—	2,138,467	3,207,700

R. Ryan Richards	Annual Cash Incentive[1]	N/A		144,000	576,000	1,008,000
	Restricted Stock Units[2]	2/10/2025					10,351			579,967
	Value Sharing Plan[3]	2/10/2025	480,000	—	480,000	720,000

Scott J. McLean	Annual Cash Incentive[1]	N/A		214,691	858,763	1,502,835
	Restricted Stock Units[2]	2/10/2025					16,659			769,461
	Value Sharing Plan[3]	2/10/2025	933,438	—	933,438	1,400,156

Christopher Kyriakakis	Annual Cash Incentive[1]	N/A		101,500	406,000	710,500
	Restricted Stock Units[2]	2/10/2025					13,171			737,971

Paul E. Burdiss	Annual Cash Incentive[1]	N/A		168,791	675,165	1,181,539
	Restricted Stock Units[2]	2/10/2025					12,652			622,933
	Value Sharing Plan[3]	2/10/2025	708,923	—	708,923	1,063,385

1.The Annual Cash Incentive is based on performance against financial and strategic goals. Amounts represent potential payouts for the fiscal year 2025 performance year and if threshold levels of performance are not met, then the payout can be zero.
2.Restricted stock units were granted under the Zions Bancorporation 2022 Omnibus Incentive Plan. The restricted stock units have provisions consistent with our typical structure, 25% vesting each year over four years. Upon retirement after attainment of age 60 or older with five or more years of total service with the Bank, the restricted stock units continue to vest according to the original vesting schedule. All unvested restricted stock units are forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event. The Bank determines the fair value of RSUs using a valuation model to estimate a liquidity discount on RSUs with post-vesting restrictions.
3.Units were granted under the 2025-2027 value sharing plans. Messrs. Simmons, Richards, McLean, and Burdiss participate in the Bancorporation Value Sharing Plan. To avoid any potential conflict of interest inherent in the risk oversight function, Mr. Kyriakakis did not receive performance‑based VSP units in 2025 and is instead granted 100% time‑based RSUs. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from Jan. 1, 2025, to Dec. 31, 2027.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock on Dec. 31, 2025, the last trading day of the most recent fiscal year ($58.54) by the number of shares or units.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options						Equity Incentive Plan Awards
Name	Grant Date	Exercisable (#)	Unexercisable (#)(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harris H.	3/1/2019	30,504	—	51.17	2/28/2026	—	—
Simmons	2/10/2020	37,812	—	45.65	2/9/2027	—	—
	2/8/2021	40,377	—	48.65	2/7/2028	—	—
	2/11/2022	25,353	—	73.22	2/10/2029	5,260	307,920
	2/13/2023	26,674	13,337	52.90	2/12/2030	16,988	994,478
	2/12/2024					36,765	2,152,223
	2/10/2025	—	—			38,166	2,234,238

R. Ryan Richards	2/11/2022	1,481	—	73.22	2/10/2029	692	40,510
	2/13/2023	1,336	668	52.90	2/12/2030	1,914	112,046
	2/12/2024	—	—			4,092	239,546
	4/1/2024	—	—			3,272	191,543
	2/10/2025	—	—			10,351	605,948

Scott J. McLean	3/1/2019	13,620	—	51.17	2/28/2026	—	—
	2/10/2020	19,505	—	45.65	2/9/2027	—	—
	2/8/2021	20,875	—	48.65	2/7/2028	—	—
	2/11/2022	13,455	—	73.22	2/10/2029	2,791	163,385
	2/13/2023	10,904	5,452	52.90	2/12/2030	6,944	406,502
	2/12/2024	—	—			17,890	1,047,281
	2/10/2025	—	—			16,037	938,806

Christopher	2/13/2023	—	—			2,521	147,579
Kyriakakis	2/12/2024	—	—			4,911	287,490
	2/10/2025	—	—			13,171	771,030

Paul E. Burdiss	3/1/2019	11,663	—	51.17	2/28/2026	—	—
	2/10/2020	16,085	—	45.65	2/9/2027	—	—
	2/8/2021	16,998	—	48.65	2/7/2028	—	—
	2/11/2022	9,085	—	73.22	12/31/2028	1,884	110,289
	2/13/2023	8,728	4,365	52.90	12/31/2028	5,558	325,365
	2/12/2024	—	—			12,516	732,687
	2/10/2025	—	—			11,435	669,405
1.All outstanding stock options vest 33% each year on the grant date anniversary and have a seven-year term.
2.All outstanding restricted shares and restricted stock units vest 25% each year on the grant date anniversary.
3.An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2022, 2023, 2024, and 2025. This provision prohibits them from trading these shares for an additional two-year period following each vesting event.
4.Based on closing market price on Dec. 31, 2025, of $58.54 per share.

OPTION EXERCISES AND STOCK VESTED IN 2025
The following table provides information concerning exercises of options and vesting of restricted stock on an aggregate basis during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Harris H. Simmons	23,424	126,724	32,528	1,766,890
R. Ryan Richards	—	—	6,452	331,202
Scott J. McLean	—	—	15,330	854,634
Christopher Kyriakakis	—	—	3,457	192,470
Paul E. Burdiss	—	—	12,801	712,444
1.We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2025 PENSION BENEFITS
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of each NEO’s accumulated benefit under the plans, computed as of Dec. 31, 2025. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Bank’s financial statements.

Name[1]	Plan Name	Number of Years of Credited Service[2]	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Executive Management Plan	21.46	637,678	—
	Supplemental Retirement Plan	N/A	159,276	—
1.Messrs. Richards, McLean, Kyriakakis, and Burdiss are not eligible to participate in the Bank’s defined benefit retirement programs.
2.The service credits have been constant since 2004. The credited years of service differ from the actual years of service because the Executive Management Plan is a legacy plan and service credits no longer accrue thereunder. Any future present value changes will only result from interest crediting.

Information regarding the Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2025 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. Executives may elect to defer payments under base salary, annual incentives, and VSP.
The “Executive Contributions in Last Fiscal Year” column indicates the aggregate amount contributed to such plans by each NEO during 2025.
The “Registrant Contributions in Last Fiscal Year” column indicates our aggregate contributions on behalf of each NEO during 2025. Generally, these amounts reflect restoration benefits provided under the Bank’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax-qualified and, therefore, we do not include our contributions to it in this table.
The “Aggregate Earnings in Last Fiscal Year” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2025, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last Fiscal Year End” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of Dec. 31, 2025.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year[1] ($)	Aggregate Earnings in Last Fiscal Year[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End[3] ($)
Harris H. Simmons	1,040,120	41,199	568,599	—	4,608,937
R. Ryan Richards	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
Christopher Kyriakakis	94,000	—	39,052	—	288,772
Paul E. Burdiss	—	—	—	—	—
1.We include our matching contributions to the tax-qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
2.We report interest and earnings as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table. The Bank does not guarantee any rate of return on these investments. No above market or preferential earnings were credited on deferred compensation accounts in 2025.
3.For Mr. Simmons, $1,040,120 of the amount in this column is included in the “"Nonequity Incentive Compensation” column in the Summary Compensation Table for 2024. For Mr. Kyriakakis, $58,000 of the amount in this column is included in the "Salary" column in the Summary Compensation Table for 2025.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
For competitive reasons and reasons described below, we believe it is important to protect key employees (including the NEOs) in the event of certain terminations of employment during a transition period following a change in control of the Bank. We entered into standard agreements due to financial services industry consolidation and because we wanted to minimize distractions to our executives caused by a rumored or actual change in control.
Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change-in-control agreements assist us in retaining executive talent and realizing the objectives described above.
The change-in-control agreements entered into with the NEOs generally provide for certain "double-trigger" change-in-control severance protections as follows: During the two-year period following a change in control of Zions Bancorporation, if the NEO's employment is terminated other than for "cause" or if the NEO resigns for "good reason," they would be paid accrued compensation and benefits, plus an amount equal to a three times multiple of base salary and the greater of the targeted annual bonus or the average annual bonus awarded the three years immediately prior to the change in control.
Our change-in-control agreements do not provide tax gross-up benefits. In 2025, the Bank's change-in-control agreement was amended with a "best net" provision that ensures that executives receive whichever severance amount — full or reduced — provides the greatest after‑tax benefit once Section 280G excise taxes are considered.
Our change-in-control agreements provide that equity awards only provide for accelerated vesting and exercisability after a change in control if the employment of the executive is terminated other than for "cause" or if the NEO resigns for "good reason" (i.e., only upon the occurrence of a “double trigger”). Additionally, executives will be entitled to pro rata payment of awards available under the value sharing plans on a double-trigger basis.
Our change-in-control agreements also provide that, commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not compete directly or indirectly or solicit or attempt to solicit away from the Bank any of its officers or employees.
The Potential Payments Upon a Change in Control table at the end of this section summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment, including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Bank or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $58.54.
SEVERANCE
Our NEOs do not have agreements that guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Bank’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a change-in-control agreement (as described above).
Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks' salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks’ pay for every year of completed service up to 10 years and an additional week of pay for every year over 10 years of service, whichever is greater, up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances that may include but are not limited to a reduction-in-force, job elimination, consolidation, merger, or reorganization (other than a change in control). Severance is typically paid in biweekly installments, but the Bank reserves the right to make such payments in a single lump sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive.
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through value sharing plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEOs received value sharing plan units in 2023, 2024, and 2025, except for Mr. Kyriakakis. These plans, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank or upon death or disability, provide for a full value payment based on Bank or affiliate performance at the completion of the three-year award period, subject to certain non-compete, non-disparagement and confidentiality conditions. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Bank, performance will be determined at the higher of target or actual performance, as of the effective date of the change in control, and awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated payment in the event of an NEO’s termination other than for "cause" or if the NEO resigns for "good reason." Value sharing plan units are forfeited by the executive upon termination in circumstances not described above. Please refer to the section "Compensation Discussion and Analysis" for more information about our value sharing plans.
EQUITY AWARDS
The Bank has granted equity awards, consisting of stock options and restricted stock units, to executives, including the NEOs, in recent years. The NEOs' equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Bank other than for cause or by the executive for good reason. In addition, the NEOs' equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
Profit-sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest, and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis,” “2025 Pension Benefits Table,” and in the “2025 Nonqualified Deferred Compensation Table.”
MEDICAL AND DENTAL BENEFITS
Under the Bank’s change-in-control agreements, which are described above under the heading “Potential Payments Upon Termination or Change in Control,” the Bank is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change-in-control agreements for 36 months.

Potential Payments Upon Termination or a Change in Control
Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	1,125,509(1)	8,441,316(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	948,465 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	78,618 (5)

R. Ryan Richards
Severance	—	—	—	640,000(1)	3,648,000 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,282,609(6)	—	—	1,282,609 (7)
Retirement Plans	—	9,214	—	—	9,214 (4)
Other Benefits	—	—	—	—	78,618 (5)

Scott J. McLean
Severance	—	—	—	780,750(1)	5,035,838(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	397,160 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	57,467 (5)

Christopher Kyriakakis
Severance	—	—	—	580,000(1)	2,958,000 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,828,299(6)	—	—	1,282,299 (7)
Retirement Plans	—	3,821	—	—	3,821 (4)
Other Benefits	—	—	—	—	78,618 (5)

Paul E. Burdiss
Severance	—	—	—	675,165(1)	4,050,990 (2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	311,968 (7)
Retirement Plans	—	—	—	—	— (4)
Other Benefits	—	—	—	—	26,989 (5)
1.Zions Bancorporation maintains severance guidelines for executive officers up to a maximum of 52 weeks. A severance payment for an NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.
2.Under the Bank’s change-in-control agreements, upon a change in control and termination by the Bank other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the executive’s salary at the time of the change in control plus the greater of: (i) the average annual cash incentive award paid to the executive for the three years preceding the change in control or (ii) the executive’s current target cash incentive.
3.In 2025, the Bank’s change-in-control agreements were amended with a "best net" provision that ensures that executives receive whichever severance amount — full or reduced — provides the greatest after‑tax benefit once Section 280G excise taxes are considered. If a reduction is necessary, the executive may decide which element of pay should be reduced. In this table, we have assumed that the full severance amount is received.
4.The Bank’s change-in-control agreements provide for accelerated vesting of any unvested 401(k) plan balances.
5.Under the Bank’s change-in-control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Bank. This figure represents the aggregate cost of fulfilling that obligation.

6.The equity and value sharing plan awards contain provisions that would accelerate vesting in the instance of death or disability. Messrs. Richards and Kyriakakis would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of Dec. 31, 2025. Messrs. Simmons, McLean, and Burdiss would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of Dec. 31, 2025.
7.The Bank’s change-in-control arrangements, value sharing plan provisions, and equity-award terms would give the NEOs certain benefits under change-in-control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of Dec. 31, 2025. For value sharing plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of Dec. 31, 2025. For equity awards that are held by NEOs who were not age 60 or did not have five years’ service as of Dec. 31, 2025, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on Dec. 31, 2025, and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on Dec. 31, 2025. For equity awards held by executives who had attained age 60 and five years of service as of Dec. 31, 2025, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information. For fiscal 2025, our last completed fiscal year:
•The annual total compensation of the median employee of our Bank, excluding the CEO, was $83,754.
•The annual total compensation of Harris Simmons, our chief executive officer, was $5,358,037.
Based on this information, the ratio for 2025 of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is 64 to 1.
We completed the following steps to identify our median employee and to determine the annual total compensation of our median employee and CEO:
1.As of Dec. 31, 2025, our employee population consisted of 9,407 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.To find the annual total compensation of each of our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2025. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on Dec. 31, 2025 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees who did work for us the entire year.
3.After identifying the median employee, we added together all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(u)(c)(2)(x) of Regulation S-K.
4.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table.

PAY-VERSUS-PERFORMANCE DISCLOSURE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer, or PEO, Non-PEO NEOs, and Bank performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Harris H. Simmons[1] ($)	Compensation Actually Paid to Harris H. Simmons[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Adjusted PPNR[5] ($ Millions)
					TSR ($)	Peer Group TSR ($)
2025	5,358,037	5,916,190	2,143,588	2,320,116	159.50	152.71	899	1,177
2024	5,725,536	6,999,699	2,021,136	2,402,656	142.93	143.39	784	1,071
2023	4,839,241	4,267,748	1,939,844	1,791,937	111.59	126.67	680	1,134
2022	5,168,047	4,494,398	2,115,956	1,853,618	119.29	127.17	907	1,273
2021	4,656,113	6,857,334	1,980,572	2,785,070	149.11	136.64	1,129	1,115
1.Harris H. Simmons was our PEO for each year presented. The individuals comprising the Non-PEO named executive officers for each year presented are listed below.

2021	2022	2023	2024	2025
Paul E. Burdiss	Paul E. Burdiss	Paul E. Burdiss	R. Ryan Richards	R. Ryan Richards
Scott J. McLean	Scott J. McLean	Scott J. McLean	Scott J. McLean	Scott J. McLean
A. Scott Anderson	A. Scott Anderson	A. Scott Anderson	Paul E. Burdiss	Christopher Kyriakakis
Keith D. Maio	Eric Ellingsen	Eric Ellingsen	Eric Ellingsen	Paul E. Burdiss
Steven D. Stephens

2.The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and are generally intended to reflect unrealized compensation from changes in market values during the period. They do not reflect compensation actually paid to, or earned or realized by the Bank’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.
3.Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. There were no pension service costs during the listed years.

Year	Summary Compensation Table Total for Harris H. Simmons ($)	Exclusion of Change in Pension Value for Harris H. Simmons ($)	Exclusion of Stock Awards and Option Awards for Harris H. Simmons ($)	Inclusion of Pension Service Cost for Harris H. Simmons ($)	Inclusion of Equity Values for Harris H. Simmons ($)	Compensation Actually Paid to Harris H. Simmons ($)
2025	5,358,037	(69,165)	(1,762,847)	—	2,390,165	5,916,190

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	2,143,588	—	(677,583)	—	854,111	2,320,116

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Harris H. Simmons ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Harris Simmons ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Harris Simmons ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Harris Simmons ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Harris Simmons ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Harris Simmons ($)	Total - Inclusion of Equity Values for Harris Simmons ($)
2025	1,860,924	260,927	—	97,279	—	171,035	2,390,165

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	709,550	68,095	—	24,256	—	52,210	854,111

4.The Peer Group TSR set forth in this table utilizes the Keefe, Bruyette & Woods, Inc. (“KBW”) Regional Banking Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended Dec. 31, 2025. The comparison assumes $100 was invested for the period starting Dec. 31, 2020, through the end of the listed year in the Bank and in the KBW Regional Banking Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
5.We determined Adjusted Pre-Provision Net Revenue (Adjusted PPNR) less Net Charge-offs (Non-GAAP) to be the most important financial performance measure used to link Bank performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. Adjusted PPNR less Net Charge-offs is a measure of our operating profitability. Additional information can be found in the Reconciliation of Non-GAAP Performance Metrics section.
TABULAR LIST OF MOST IMPORTANT FINANCIAL AND NON-FINANCIAL PERFORMANCE MEASURES
The following are the financial and non-financial performance measures that the Bank considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2025 to Bank performance. These measures are not ranked.
•Adjusted Pre-Provision Net Revenue less Net Charge-offs
•Adjusted Earnings Per Share Growth (substituting Net Charge-off for loss provisions)
•Adjusted Return on Tangible Assets (Net Income divided by Average Tangible Assets.
•Net Charge-offs to Average Loans
•Internal Operational Risk Metrics
•Internal strategic initiatives including talent development and community engagement

RELATIONSHIP BETWEEN PEO AND OTHER NEO COMPENSATION ACTUALLY PAID AND BANK TOTAL SHAREHOLDER RETURN ("TSR")
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Bank’s cumulative TSR over the five most recently completed fiscal years and the Peer Group’s TSR over the same period.
RELATIONSHIP BETWEEN PEO AND OTHER NEO COMPENSATION ACTUALLY PAID AND NET INCOME
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
$8
$7
$6
$5
$4
$3
$2
$1
$0
Net Income ($ Millions)
$1,200
$1,000
$800
$600
$400
$200
$0
$1,129
$907
$680
$784
$899
$6.9
$2.8
$4.5
$1.9
$4.3
$1.8
$7.0
$2.4
$5.9
$2.3
2021
2022
2023
2024
2025
Fiscal Year
Harris Simmons Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Zions Bancorporation, National Association Net Income

RELATIONSHIP BETWEEN PEO AND OTHER NEO COMPENSATION ACTUALLY PAID AND ADJUSTED PPNR LESS NET CHARGE-OFFS
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted Pre-Provision Net Revenue (Adjusted PPNR) less Net Charge-offs (Non-GAAP), during the five most recent fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Adjusted PPNR less Net Charge-offs
Compensation Actually Paid ($ Millions)
$8
$7
$6
$5
$4
$3
$2
$1
$0
Adjusted PPNR ($ Millions)
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$6.9
$2.8
$1,115
$4.5
$1.9
$1,273
$4.3
$1.8
$1,134
$7.0
$2.4
$1,071
$5.9
$2.3
$1,177
2021
2022
2023
2024
2025
Fiscal Year
Harris Simmons Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Adjusted PPNR ($ Millions)

NON-GAAP FINANCIAL MEASURES
Reconciliations between the applicable GAAP measures and the corresponding non-GAAP measures are provided in the accompanying schedule. We believe these adjustments are relevant to evaluating ongoing operating results and offer a meaningful basis for comparing performance across periods. Management uses these non-GAAP measures to assess both financial performance and position. Presenting these measures enables investors to evaluate our results using the same approach applied by management and commonly used within the financial services industry.
Non-GAAP financial measures have inherent limitations and may not be directly comparable to similar measures reported by other financial institutions. While these measures are commonly used by stakeholders to evaluate company performance, they should be viewed as supplemental and not as a substitute for analysis of results prepared in accordance with GAAP. Non-GAAP measures should not be considered in isolation, as they provide an incomplete perspective without reference to GAAP-based financial information.
The following schedule presents a reconciliation of GAAP noninterest expense, taxable-equivalent net interest income, and noninterest income to the non-GAAP efficiency ratio and pre-provision net revenue less net charge-offs.

Efficiency Ratio (Non-GAAP) and Adjusted Pretax, Pre-provision Net Revenue Less Net Charge-offs (Non-GAAP)
$ in millions		2025	2024	2023
Pre-provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	$2,138	$2,046	$2,097
	LESS adjustments:
	Severance costs	16	3	14
	Other real estate expense, net	(2)	(1)	—
	Amortization of core deposit and other intangibles	8	7	6
	Restructuring costs	—	—	1
	SBIC investment success fee accrual	5	1	—
	FDIC special assessment	(11)	11	90
(b)	Total adjustments	16	21	111
(c)=(a-b)	Adjusted noninterest expense (non-GAAP)	$2,122	$2,025	$1,986

(d)	Net interest income (GAAP)	$2,627	$2,430	$2,438
(e)	Fully taxable-equivalent adjustments	46	45	41
(f)=(d+e)	Taxable-equivalent net interest income (non-GAAP)	2,673	2,475	2,479
(g)	Customer-related noninterest income (GAAP)	662	639	616
(h)	Net credit valuation adjustment (CVA) [1]	(9)	—	(4)
(i)=(g-h)	Adjusted customer-related noninterest income (non-GAAP)	671	639	620
(j)	Noncustomer-related noninterest income (GAAP)	96	61	61
(k)	Securities gains (losses), net	52	19	4
(l)=(j-k)	Adjusted noncustomer-related noninterest income (non-GAAP)	44	42	57

(m)=(f+g+j)	Combined income (non-GAAP)	$3,431	$3,175	$3,156
(n)=(f+i+l)	Adjusted taxable-equivalent revenue (non-GAAP)	3,388	3,156	3,156
(m)-(a)	Pre-provision net revenue (non-GAAP)	$1,293	$1,129	$1,059
(o)=(n-c)	Adjusted PPNR (non-GAAP)	1,266	1,131	1,170
(p)	Net Charge-offs	89	60	36
(q)=(o-p)	Adjusted Pre-provision Net Revenue less Net Charge-offs (non-GAAP)[1]	1,177	1,071	1,134

(c/n)	Efficiency Ratio (non-GAAP) [2]	62.6%	64.2%	62.9%
1. Effective the first quarter of 2025, capital markets fees and income included the net CVA, which was previously disclosed under noncustomer-related noninterest income as fair value and nonhedge derivative income.
2. Excluding the $15 million charitable contribution, adjusted pre-provision net revenue less charge-offs for 2025 would have been $1.192 billion, and the efficiency ratio would have been 62.2%.

Proposal 4: Shareholder Proposal Requesting a Report on Risks from Misalignment Between Company Policies and Customer Base
We have been notified that The Heritage Foundation, c/o Jerry Bowyer, Bowyer Research, P.O. Box 120, McKeesport, PA 15135, intends to present a proposal for consideration at our 2026 Annual Meeting of Shareholders (“Shareholder Proposal”). The Heritage Foundation has submitted documentation indicating that it is the beneficial owner of no fewer than $25,000 worth of shares of our common stock.

The text of the Shareholder Proposal and supporting statement (including footnotes) appear as received by us. We make no representations as to the truth or validity of the assertions made in the proposal and supporting statement.
SHAREHOLDER PROPOSAL
The resolution being submitted by The Heritage Foundation to our shareholders for approval, if properly presented, is as follows:
Report on Risks from Misalignment Between Company Policies and Customer Base
Supporting Statement:
Zions Bancorporation is a major financial institution with a diverse customer base and a fiduciary duty to its shareholders. Despite the company’s prominence and its responsibility to political neutrality, however, Zions still maintains policies and public positions that reflect controversial ideological commitments at odds with the values of large segments of its customers.
These include politicized company stances, including divisive DEI trainings & materials in which Zions asserts that “we…[a]cknowledge implicit bias and support fair and equitable practices in every decision.”1 The company’s supplier practices, as noted by the activist group Human Rights Campaign (on whose Corporate Equality Index2 the company scores 60%), include a diversity program3 explicitly targeted at suppliers which are “at least 51% owned, operated, and controlled by individuals” fulfilling criteria related to race, gender, & sexual identity, with no explanation of how such supplier diversity initiatives enhance brand value or shareholder return. The company additionally reportedly maintains “many examples of focused conservation efforts… to decrease carbon emissions reductions goals,”4 despite the politicized nature of such goals and their dubious consistency with Zions’ fiduciary duty.
This misalignment has triggered reputational damage.5 According to the Viewpoint Diversity Score Business Index,6 the company scores 16% due to concerns including lack of stated viewpoint diversity protections and exclusions7 of religious organizations from its philanthropy policies. According to 1792 Exchange’s Corporate Bias Ratings,8 the company is listed as High Risk for corporate bias. Despite Zions’ stated commitments9 to being “a workplace where we embrace differences… in points of view,” this commitment seems not to be fully ensconced in company policies. Such side-taking alienates Zions customers and exposes the company to litigation and regulatory scrutiny. Recent examples, including Target & Cracker Barrel, hint at the potential damage created by brand politicization. In the financial sector, concerns over debanking have sparked greater calls for political neutrality at the institutions controlling our nation’s finances. For Zions, threats to brand value caused by politicized company policies & positions can significantly impact consumer trust and long-term growth prospects. Brand value estimates10 using FactSet analysis place Zions’ brand value at an estimated $257 million brand value, a significant portion of the company’s ~$7B market cap.11 Particularly considering recent controversies,12 the risk of reputational damage has become a critical concern for Zions investors. Shareholders deserve clarity on how ideological positioning may be undermining enterprise value—and how Zions intends to mitigate these risks moving forward.
1 https://storage.googleapis.com/vds_storage/document/2025-evidence-items/zions-bancorp/WB6(1)_Diversity-Commitment_Diversity-Principles.png
2 https://www.hrc.org/resources/corporations/zions-bancorporation-n.a.
3 https://www.zionsbank.com/personal/about-us/supplier-diversity/
4 https://s203.q4cdn.com/215756951/files/doc_downloads/corporate-responsability/2025/09/Zions-TCFD-Report.pdf
5 https://www.heritage.org/markets-and-finance/commentary/does-Zions-financial-stand-alabama-values-or-undermine-them
6 https://www.viewpointdiversityscore.org/company/zions-bancorp
7 https://www.zionsbank.com/personal/about-us/donation-policy/
8 https://1792exchange.com/spotlight-reports/corporate-bias-ratings/?c_id=2381
9 https://www.Zions.com/-/media/pdfs/about-Zions/our-shared-value-approach/Shared-Value-Report.pdf?revision=cf60188f-125c-467a-8dbf-1e2a6d92bb0c
10 https://stockanalysis.com/stocks/zion/revenue/
11 https://finance.yahoo.com/quote/ZION/
12 https://www.sltrib.com/news/2025/10/21/zions-bank-stock-temporarily-falls/

Resolved:
Shareholders request the Board of Directors of Zions Bancorporation conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how Zions’ policies, public statements, and corporate partnerships may be misaligned with the values of its customer base, and how such misalignment may expose the company to significant legal, regulatory, and reputational risk.

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that shareholders vote “AGAINST” the Shareholder Proposal.

We operate as a “Collection of Great Banks” with a distinctively local approach to banking.1 Our community banking model is focused on local leadership and customer relationships, and we take pride in knowing our clients and their businesses. In addition to day-to-day contact between our bankers and clients, we also receive feedback through regular client surveys. Employees are provided multiple channels to communicate directly with our executive management team, including quarterly all-employee calls, town halls and listening sessions, employee suggestions/feedback links on our intranet sites, as well as the Bank’s biannual all-employee survey. We also meet regularly with investors and actively seek their feedback on a wide variety of topics related to the conduct of our business, and feedback from these engagements is presented and discussed regularly in management and Board of Directors meetings to promote alignment with shareholder interests. We believe that we have robust policies and practices that are informed by our ongoing engagement with our shareholders, clients, and employees, as well as feedback from other key stakeholders, such as our regulators and the communities we serve.

Based on the feedback we have received, we believe that our shareholders, clients, employees and other stakeholders have varied and evolving views on many topics, including topics highlighted in the Shareholder Proposal. Given their diverging views, values and interests, we believe that the best way for us to ensure that we receive and consider our stakeholders’ differing perspectives is by providing transparent public disclosures on our key policies and practices, which empowers our shareholders, clients, and other stakeholders to assess our approach and to provide us with any feedback. As our stakeholders’ interests, viewpoints and feedback have evolved, we have adjusted, and may continue to adjust, the ways we communicate with and serve our communities, while remaining consistent with our Guiding Principles, which express our commitment to treat all people with respect and appreciation.2 In light of our comprehensive existing disclosures, we believe that the additional evaluation and report requested by the Shareholder Proposal are unnecessary and would be an inefficient use of the Bank’s resources.

For example, as stated in our Code of Business Conduct and Ethics (the “Code”), which is available on our website and applies to all employees, the Bank prohibits discrimination and seeks to extend equal employment and advancement opportunities to all employees and applicants for employment, without regard to race, color, religion, age, sex, pregnancy, gender, disability, national origin, ethnic background, citizenship, veteran status, military service, sexual orientation, gender identity and expression, or any other characteristic protected by applicable law.
Contrary to statements in the Shareholder Proposal that may suggest otherwise, the Bank’s policies support our commitment to maintain a workplace where everyone is treated with respect and fairness, helping to ensure that the Bank is a place where everyone counts. We are committed to creating fulfilling opportunities for our employees, recognizing their qualifications and abilities, and rewarding them for their contributions to our
1. Further information about Zions Bancorporation’s commitment to its shareholders, clients, employees, communities and other stakeholders, including support for many of the statements included in this Board response, can be found in our Corporate Responsibility Report, Code of Business Conduct and Ethics, and other governance documents and public disclosures available on our website at www.zionsbancorporation.com.
2. See www.zionsbancorporation.com/Investors/Governance.

success. That is why our expectation, as specified in the Code, is that all employees perform their duties and interact with each other in a positive and respectful way.

In addition, although the Shareholder Proposal may suggest otherwise, our charitable giving policies do not exclude religious organizations. Instead, our charitable giving policies focus on a broad spectrum of activities designed to meet the needs of the communities we serve. Our charitable giving decisions are made by each of our affiliate banks in their local footprints in recognition of our belief that locally-based Bank leadership is in the best position to understand the specific needs of their communities. During 2024, the combined Zions Bancorporation organization made $12.6 million of contributions to more than 1,000 charitable groups, including a number of churches and religious organizations, for the purpose of supporting their health, education, community service and affordable housing activities, among others. The Code also specifies that the Bank does not restrict or discourage employees from personally contributing to political parties or candidates or to civic, religious or charitable causes, and the Bank encourages employees to participate and take leadership roles in appropriate outside activities, including in charitable, religious, educational, civic, political or similar nonprofit organizations. In 2024 alone, our employees reported giving nearly 30,000 hours of service to more than 1,000 charities and nonprofits of their choice.

We believe that we have implemented robust processes to oversee and implement the Bank’s policies and expectations as set forth in our Guiding Principles, the Code, and evidenced by our service to our communities. We require employees to act proactively and report any conduct believed to be a violation of the Code, any law or regulation, or any Bank policy or procedure. We have established clear lines for reporting potential violations, and employees who violate the Code are subject to disciplinary actions. We provide training programs to help educate our employees about applicable laws, regulations, procedures and policies, including those set forth in the Code, rather than to promote divisive concepts as the Shareholder Proposal implies.

Management committees overseeing compliance with our comprehensive internal policies and procedures and banking regulations report up to the Board. All client complaints and resolution activities are tracked centrally and monitored by our Fair Banking division, which is overseen by our chief risk officer. Regular reporting is made to management and the Board. Furthermore, our management and the Board regularly review our policies and practices and make updates as appropriate in light of the feedback we receive and other factors relevant to the Bank, including changes in the regulatory environment and industry practice.

For reasons including those discussed above, the Board has determined that the Shareholder Proposal is not in the best interests of our shareholders.
***

The Board unanimously recommends that shareholders vote "AGAINST" the Shareholder Proposal Requesting a Report on Risks from Misalignment Between Company Policies and Customer Base.

Other Matters

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors both in person and virtually, during which time we update them on trends in the industry and our business, consistent with disclosures in our quarterly earnings release, published slide decks, and SEC filings. Additionally, we actively seek their feedback on a wide variety of topics related to our performance, including business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth, portfolio concentrations and compensation. We strive to be transparent and responsive to the varied interests of the investor community.

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Bank deemed to be beneficial owners of 5% or more of the common stock of the Bank as of March 2, 2026.

	Common Stock Beneficially Owned
Name and Address	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	19,398,214(1)	13.19%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,248,048(2)	9.01%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	7,420,688(3)	5.05%

1.Based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on Feb. 13, 2024, which reported the following: sole voting power of 0 shares; shared voting power of 143,278 shares; sole dispositive power of 18,889,097 shares and shared dispositive power of 509,117 shares.

2. Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on Nov. 8, 2024, which reported the following: sole voting power of 12,906,697 shares; shared voting power of 0 shares; sole dispositive power of 13,248,048 shares and shared dispositive power of 0 shares.

3. Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on Jan. 21, 2026, which reported the following: sole voting power of 7,252,808 shares; shared voting power of 0 shares; sole dispositive power of 7,420,688 shares and shared dispositive power of 0 shares.

The following table shows the beneficial ownership, as of March 2, 2026, of the Bank’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 2, 2026.

Directors and Officers	Common Shares Beneficially Owned	% of Class
Maria Contreras-Sweet	13,822	*
Gary L. Crittenden	29,694	*
Suren K. Gupta	34,357	*
Claire A. Huang	50,098	*
Christopher Kyriakakis	39,204	*
Vivian S. Lee	41,389	*
Scott J. McLean	149,734	*
Edward F. Murphy	41,196	*
Stephen D. Quinn	239,985	*
R. Ryan Richards	35,745	*
Harris H. Simmons	1,157,212	*
Aaron B. Skonnard	36,855	*
Barbara A. Yastine	23,006	*
All directors and officers as a group (20 persons)[1]	2,099,919	1.43
* Less than one percent.
1. As of Dec. 31, 2025, of the total common shares owned by Harris H. Simmons, 365,165 common shares with a value in excess of $22 million as of that date were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans totaling less than $13,000. No other shares held by our directors and officers as a group served as collateral or may have been subject to pledge as of Dec. 31, 2025. Less than one-half of one percent of the total outstanding common shares of the Bank were subject to pledge by our directors and officers as a group as of Dec. 31, 2025.

DELINQUENT SECTION 16(a) REPORTS
Based solely on its review of such information, the Bank believes that for the period from Jan. 1, 2025, through Dec. 31, 2025, its officers and directors were in compliance with all applicable filing requirements, except as follows: Mr. Simmons filed one late report on shares gifted. Mr. Skonnard filed one late report on shares received pursuant to the Bank's deferred compensation plan for directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2025 and continue to be customers of and had banking transactions, including loans, with the Bank in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (Reg O). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the Board of Directors of the Bank making the extension of credit. On March 2, 2026, the Bank had outstanding approximately $4.6 million in lending commitments with approximately $2.2 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.
Related Party Transactions Policy
The Bank’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Bank and any executive officer, director, shareholder of more than 5% of our capital stock or certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Bank and on the same basis as would apply if it did not involve a related party; (ii) whether the Bank has business reasons for entering into the transaction; (iii) whether the transaction would impair the independence of an outside director; and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Bank. The only transactions occurring since Jan. 1, 2025, for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the annual meeting. If, however, any other matters of which management is now unaware properly come before the annual meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2027 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for such inclusion, shareholder proposals must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days before the anniversary of the release date of this Proxy Statement, or no later than Nov. 19, 2026. Any such notice must also comply with the requirements of our Bylaws and will not be effective otherwise.

Pursuant to our Bylaws, business must be properly brought before an annual meeting to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring shareholder nominations of persons for election to the Board and other business before a meeting of the shareholders. In accordance with our Bylaws, shareholder proposals, including any nomination by a shareholder for election as a director, must be received by our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109 at least 120 days but not more than 150 days before the anniversary of the date of this Proxy Statement, or no sooner than Oct. 20, 2026, and no later than Nov. 19, 2026, whether or not the shareholder seeks to include such proposal or nomination in our proxy materials for our 2027Annual Meeting of Shareholders. In addition to satisfying applicable requirements of our Bylaws for director nominations, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to our Corporate Secretary at One South Main Street, 11th Floor, Salt Lake City, UT 84133-1109 that complies with the information and timing requirements of SEC Rule 14a-19 under the Exchange Act. The deadline under SEC Rule 14a-19 for providing us with notice of a solicitation of proxies in support of director nominees other than our nominees at the 2027 Annual Meeting of Shareholders is March 2, 2027. However, the deadline for us to receive notice of a shareholder's nomination of a director nominee is at an earlier date, as described above. Additionally, shareholders must meet certain eligibility requirements in order to submit nominations for persons for election as directors to be included in the Bank’s proxy materials. Further, any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of any proposal must contain the following items:
•Shareholder’s name, address, and share ownership of the Bank
•Text of the proposal to be presented
•Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Bank must be submitted by an eligible holder of the Bank’s shares, and contain the following items:
•Shareholder’s name, address, and share ownership of the Bank
•Name of the person to be nominated
•Name, age, business address, residential address, and principal occupation or employment of the nominee
•Nominee’s signed consent confirming that the nominee will serve as a director for the term for which he or she is standing for election if nominated and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Bank’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to directors and will provide any information requested by the Bank or its subsidiaries or regulators
•Number of shares of the Bank owned by the nominee
•Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made
•Whether the nominee is eligible for consideration as an independent director
•Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
This summary is provided for convenience and is not intended to modify or supplement the Bank’s Bylaws. A copy of our Bylaws specifying the eligibility and notice requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Bank. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Bank. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the lead director of the Board regarding any matter. Shareholders interested in communicating directly with the lead director may do so by writing in care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Bank’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Bank employees of reports of alleged or suspected wrongdoing.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Bank’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Bank undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Bank’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended Dec. 31, 2025.

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ZIONS BANCORPORATION, N.A.
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
zionsbancorporation.com